Exhibit 10
OPERATING AGREEMENT
OF
IKM JV, LLC
September 10, 2007

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(continued)

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OPERATING AGREEMENT
OF
IKM JV, LLC
THIS OPERATING AGREEMENT (the “Agreement”) of IKM JV, LLC (the “Company”) is made and entered into effective as of September 10, 2007, by and among IKM MGM, LLC, a Nevada limited liability company (“MGM JV”) and Kerzner Istithmar Las Vegas LLC, a Delaware limited liability company (“KERZNER JV”), as members and IKM MGM Management, LLC, a Nevada limited liability company (“IKM MGM Management”) and Kerzner Concepts Limited, a Bahamian company (“Kerzner Concepts Limited”), as managers of the Company.
ARTICLE 1 FORMATION
     1.1. Formation. The Company has been formed pursuant to Chapter 86 of the NRS (the “Act”) by filing of the Articles of Organization with the Secretary of State of the State of Nevada. The parties agree to promptly execute all amendments of the Articles of Organization and all other documents that are needed to enable the Members to accomplish all filing, recording, publishing and other acts necessary or appropriate to comply with all requirements for the formation and continuation of the Company under the Act.
     1.2. Intent. The Members intend that the Company be operated as a “partnership” for federal and state income tax purposes. No Member may take any action inconsistent with the express intent of the parties hereto as set forth herein.
     1.3. Definitions. Appendix 1 hereof sets forth the definitions of certain terms relating to the maintenance of capital accounts and accounting rules. In addition, the following terms used in this Agreement have the meanings described below:
     “Acceptance Notice” is defined in Section 9.6(b).
     “Access License” means a license or other agreement among Circus Circus and the MGM Property Owners granting the MGM Property Owners the right to use the “ACCESS LICENSE AREA” indicated on Schedule 1.3(a). The MGM Property Owners’ rights to use the “ACCESS LICENSE AREA” shall be subject to reasonable restrictions as determined by Circus Circus, and the Access License shall be terminable on thirty (30) days written notice by Circus Circus.
     “Act” means the Limited Liability Company Act of the State of Nevada.
     “Adjusted Additional Percentage Interest” is defined in Section 3.4(b)(ii).
     “Affiliate” means, with respect to the subject Person (a) any Person directly or indirectly controlling, controlled by or under common control with the subject Person and (b) any officer, director, general partner, manager, member or trustee of either such Person. For purposes of this Agreement, the terms “controlling,” controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect the majority of the directors, managers, general partners, or Persons exercising similar authority with respect to such Person or entities. For the avoidance of doubt, each of Kerzner International, Istithmar and their respective controlled Affiliates shall be deemed to be an Affiliate of Kerzner JV. Notwithstanding anything to the contrary, “Affiliate” does not include Tracinda Corporation and its Affiliates (other than MGM MIRAGE and its Subsidiaries) or any other stockholder of MGM MIRAGE in each case in its capacity as such or any of the Kerzner Related Persons.
     “Agreement” means this Operating Agreement, as it may be amended from time to time, including all exhibits and schedules hereto.
     “Appraised Value” is defined in Section 7.6.
     “Approved Budget/Plan” is defined in Section 6.1(b)(iv).
     “Arbitrator” is defined in Section 12.5.
     “Available Cash Flow” means the Company’s gross cash proceeds from any source, less the portion thereof used to pay or establish reserves for the Company’s ordinary and necessary expenses (including reserves maintained with respect to executive incentive compensation payments) and fees in amounts and for purposes set forth in the then Approved Budget/Plan, principal and interest payments on all Company debt (including Member Loans), capital improvements, replacements and contingencies, all as determined by the Management Committee (taking into account, to the extent applicable, amounts available to the Company from Company loan proceeds to pay off Company expenses). Available Cash Flow shall not be reduced by depreciation, amortization or other similar non-cash allowances, including amortization with respect to executive incentive compensation, and shall be increased by any reductions in reserves which, when previously established, reduced Available Cash Flow.
     “Bankruptcy” means, with respect to a Person, the happening of any of the following:
          (a) the making by such Person of a general assignment for the benefit of creditors;
          (b) the filing by such Person of a voluntary petition in bankruptcy or the filing by such Person of a pleading in any court of record admitting in writing an inability to pay debts as they become due;
          (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person to be bankrupt or insolvent;
          (d) the filing by such Person of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

          (e) the filing by such Person of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against such Person in any bankruptcy proceeding;
          (f) the filing by such Person of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of such Person’s properties;
          (g) the commencement against such Person of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within one hundred eighty (180) days; or
          (h) the appointment, without the consent or acquiescence of such Person of a liquidating trustee, receiver or other liquidator of all or any substantial part of such Person’s properties without such appointment being vacated or stayed within ninety (90) days and, if stayed, without such appointment being vacated within ninety (90) days after the expiration of any such stay.
     “Base Percentage Interest” is defined in Section 3.4(b)(ii).
     “Budgets and Plans” is defined in Section 6.1(c).
     “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Las Vegas, Nevada are authorized or required to close under the laws of the State of Nevada or applicable federal law.
     “Business Plan” is defined in Section 6.1(b)(ii).
     “Capital Contribution” means, with respect to any Member, the amount of money contributed by that Member to the Company and, if property other than money is contributed, the initial Gross Asset Value (as defined in Appendix 1) of such property, net of liabilities assumed or taken subject to by the Company.
     “CEO” is defined in Section 6.2(a).
     “CFO” is defined in Section 6.2(a).
     “Chair” is defined in Section 6.3(b)(ii).
     “Circus Circus” means Circus Circus Casinos, Inc., a Nevada corporation.
     “Closing Date” means a date determined by the Members that is no later than five Business Days from the date on which (A) the condition set forth in Section 3.2(a)(iii)(D) and in Section 3.2(b)(ii)(F) is satisfied by the Company or validly waived by MGM JV and KERZNER JV, respectively and (B) the conditions set forth in Section 3.2(a)(iii)(A) through (C), Section 3.2(b)(ii)(A) through (E) and Section 3.2(b)(ii)(G) are satisfied by KERZNER JV and MGM JV, respectively, or validly waived by MGM JV and KERZNER JV, respectively.

     “Code” means the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.
     “Company” means IKM JV, LLC.
     “Confidential Information” is defined in Section 7.4(b).
     “Default Interest Rate” means Prime Rate plus three percent (3%).
     “Defaulting Member” means a Member that has committed an event of default as described in Section 7.5(a).
     “Delinquent Member” is defined in Section 3.4.
     “Determination Date” is defined in Section 7.6.
     “Disposing Member” is defined in Section 9.6(a).
     “Disposition Notice” is defined in Section 9.6(a).
     “Dispute” means any claim, dispute or other matter in controversy between the Members or one or more Members and the Managers or a Management Committee member arising directly or indirectly out of or relating to this Agreement or the subject matter hereof, including one involving an alleged violation of Law, an alleged default by a Manager, a Management Committee member, or an officer (if any) of the Company, an alleged breach of this Agreement (including for non-payment of any Capital Contribution and the re-determination of the Percentage Interest of the Members pursuant to Section 3.4(b)) or alleged misconduct by a Member, whether or not during the term or after the termination of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement (i) any Major Decision proposed to be executed, taken, or performed by the Company at the direction of the Managers which has not received consent of the Management Committee and (ii) any other claim, dispute or other matter in controversy involving an issue of business judgment shall not be considered to be a Dispute and shall not be subject to the Dispute Resolution provisions of Article 12.
     “Dispute Notice” is defined in Section 12.2.
     “Encumbrance” means any mortgage, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, license, covenant, title defect, option, right of first refusal or other restriction or limitation of any nature whatsoever .
     “End Date” is defined in Section 10.1(g).
     “Excess Carrying Costs” means all real estate taxes, insurance premiums, interest, and other carrying costs, in each case to the extent incurred in connection with the ownership of the Property for the period starting on February 1, 2008 and continuing through the Closing Date, in excess of any income (which income shall be deemed to include $55,000 per month, representing the fair market value of the billboards used by MGM MIRAGE pursuant to the Agreement for

Off-Premise Advertising dated July 11, 2007 between Clear Channel Outdoor and MGM MIRAGE) received by MGM MIRAGE and/or its Affiliates during such period in respect of the Property. The Excess Carrying Costs are set forth on Exhibit D attached hereto, provided that the dollar amounts appearing on Exhibit D for interest, taxes, and insurance are based on MGM MIRAGE’s best available estimates and are for illustrative purposes only. The actual Excess Carrying Costs will be calculated as follows: (x) interest will be calculated based on the blended cost of funds to MGM MIRAGE reflecting the actual interest carrying costs to MGM MIRAGE, (y) taxes will be calculated based on the actual tax expenses of the Property, and (z) liability insurance will be calculated based on MGM MIRAGE’s share of liability insurance expenses reasonably allocable to the Property which in no event shall exceed $100,000 per year.
     “Fiscal Year” means the year in which the accounting and federal income tax records of the Company are kept, as identified in Section 8.2 hereof. The first Fiscal Year (or portion thereof) shall start on the organization date of the Company and the last Fiscal Year (or portion thereof) shall end on the termination of the Company.
     “FF&E” means furniture, fixtures and equipment.
     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “Gaming” means to deal, operate, carry on, conduct, maintain or expose for play any game as defined in NRS § 463.0152, or to operate an inter-casino linked system.
     “Gaming Approvals” means with respect to any action by a particular Person, any consent, finding of suitability, license, approval, waiver, registration, permit or other authorization required for such action by such Person from a Gaming Authority or under Gaming Laws.
     “Gaming Authority” means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating Gaming or Gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.
     “Gaming Components” means all Resort components in which Gaming will take place.
     “Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over Gaming or the ownership of an interest in an entity that conducts Gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.
     “Gaming Lease Agreements” is defined in Section 2.9(b).
     “Gross Revenues” means any and all revenues directly or indirectly received by, accrued to or derived from the operation of the Company, including all income and proceeds of sales (whether in cash or on credit) of every kind, including hotel revenue, room service, catering, food and beverage sales, gaming, aquarium and related facilities, parking revenues, retail sales for stores directly managed by the Managers, ticket revenues or other fees or receipts from the convention/event center, rental or other receipts including retail rental receipts, spa, health club, beauty salon and fitness center revenues received from tenants, transient guests, lessees, licensees and concessionaires and other persons occupying space at or otherwise utilizing the Resort facilities and/or rendering services to the Resort guests (but not including the gross receipts of such lessees, licensees, concessionaires or other persons), all income from catering operations conducted outside the Resort; the proceeds of business interruption and use and occupancy insurance actually received by Managers or the Company with respect to the operation of the Resort (after deduction from the proceeds of all necessary expenses incurred in the adjustment or collection thereof), but the term “Gross Revenues” shall exclude the following:
1.	direct-room or room-sales-related taxes, fees or levies, sales taxes or any other tax or levy to be paid to the Government or any administrative authority that are directly recoverable from patrons;

2.	any proceeds from the sale or other disposition of furnishings, equipment or other capital assets of the Resort;

3.	the proceeds from any insurance or condemnation award other than the interruption of operation insurance;

4.	revenues which are not derived from operations, such as revenues of investments in securities or real estate or revenues of financial investments on cash flow (reserve funds, investment funds or others) as reflected in the audited accounts of the Company relating to the Company for the year in question and as calculated in accordance with GAAP; and

5.	Accommodations, food and beverage, and other services furnished to guests without charge.
In addition, amounts provided to patrons in connection with sales incentive programs, including marker discounts and player-loyalty points programs, will be deducted in computation of Gross Revenues.
     “Guarantee” is defined in Section 3.5.
     “Guarantor” means each of Kerzner International, MGM MIRAGE, and Istithmar.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Improvements” means any and all improvements included in or built or to be built on the Property by the Company pursuant to the Approved Budget/Plan.
     “Indemnitee” is defined in Section 6.6(a).
     “Independent Activities” is defined in Section 6.11(a).

     “Indirect Owner” means any Person that indirectly owns any of the Units.
     “Initial Capital Contribution” is defined in Section 3.2.
     “Istithmar” means Istithmar PJSC, a public joint stock company incorporated under the laws of Dubai, United Arab Emirates.
     “Istithmar Member” means IH Las Vegas LLC, a Delaware limited liability company.
     “Kerzner Conditions Precedent” is defined in Section 3.2(b)(ii).
     “Kerzner International” means Kerzner International Holdings Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas.
     “KERZNER JV Members” means Kerzner Investments Nevada, Inc., a Delaware corporation and the Istithmar Member or any other Person that may become a member of KERZNER JV in a manner that is not in default of this Agreement.
     “KERZNER Management Prerequisites” is defined in Section 6.1(a)(i)(A).
     “KERZNER Manager” means any Manager appointed by KERZNER JV pursuant to the terms of this Agreement.
     “Kerzner Related Persons” means any of (i) Baron Capital Group, Inc., (ii) Colony Capital LLC, (iii) Whitehall Street Global Real Estate Limited Partnership 2005, (iv) Istithmar, (v) The Related Companies, L.P., (vi) WLG Holdings Limited, (vii) Howarth International Holdings Limited and (viii) other Persons who are or may become equity holders of Kerzner International, in each case solely in their capacity as stockholders of Kerzner International.
     “Knowledge of KERZNER JV” means the actual knowledge, after due investigation, of the following persons: Sol Kerzner, Paul O’Neil, Tobin Prior, John Alison, Richard Levine, Bill Murtha and Bob Cotter.
     “Knowledge of MGM JV” means the actual knowledge, after due investigation, of the following persons: J. Terrence Lanni, Jim Murren, Gary Jacobs, Ken Rosevear, Robert Selwood, Dan D’Arrigo, Troy McHenry, Bryan Wright and Don Thrasher.
     “Law” is defined in Section 10.7(b).
     “Lending Member” is defined in Section 3.4(a).
     “Liquidating Trustee” is defined in Section 10.2.
     “MAI” is defined in Section 7.6.
     “Major Decisions” is defined in Section 6.4.

     “Major Lease” means any lease of space at the Property covering more than 20,000 rentable square feet at the Property; provided, that in the case of a restaurant lease, Major Lease means any lease covering more than 5,000 rentable square feet.
     “Management Committee” is defined in Section 6.1(a)(i).
     “Managers” means the KERZER Manager and the MGM Manager, or any other Person that is appointed as a Manager pursuant to the terms of this Agreement.
     “Mediation Period” is defined in Section 12.3.
     “Member” means any Person that executes this Agreement as a member, and any other Person admitted to the Company as an additional or substituted member, in each case that has not made a disposition of all of such Person’s Units.
     “Member Loan” means a loan to the Company from a Member in accordance with Section 3.6.
     “MGM Conditions Precedent” is defined in Section 3.2(a)(iii).
     “MGM Management Prerequisites” is defined in Section 6.1(a)(i)(B).
     “MGM Manager” is any Manager appointed by MGM JV pursuant to the terms of this Agreement.
     “MGM MIRAGE” means MGM MIRAGE, a Delaware corporation.
     “MGM Property Owners” means Vintage Land Holdings II, LLC a Nevada limited liability company and/or a newly formed wholly owned subsidiary of New York-New York Hotel & Casino, LLC, a Nevada limited liability company, or a successor to New York-New York Hotel & Casino LLC, formed to hold the Property.
     “Non-Delinquent Member” is defined in Section 3.4.
     “Non-Disposing Member” is defined in Section 9.6(b).
     “Notices” is defined in Section 13.2.
     “NRS” means the Nevada Revised Statutes, as amended from time to time.
     “Offer Notice” in defined in Section 9.6(b).
     “Offer Period” in defined in Section 9.6(b).
     “Offered Units” in defined in Section 9.6(a).
     “Opening Date” means the date the Resort is open for business to the general public.
     “Operating Budget” is defined in Section 6.1(b)(iii).

     “Percentage Interest” means at any particular time the percentage interest of each Member determined with respect to a particular Member by dividing the number of Units owned by such Member by the aggregate number of outstanding Units.
     “Permitted Encumbrances” means the Encumbrances set forth on Schedule 1.3(b)(1).
     “Permitted Transferee” means, (i) in the case of MGM JV: MGM MIRAGE or any Person, one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly, including through subsidiaries, by MGM MIRAGE, and (ii) in the case of KERZNER JV: (a) prior to the Transfer Restriction Lapse Date, Kerzner International or any Person, one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly, including through subsidiaries, by Kerzner International or KERZNER JV and (b) following the Transfer Restriction Lapse Date, Kerzner International, Istithmar or any Person, one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly, including through subsidiaries, by Kerzner International, KERZNER JV or Istithmar.
     “Person” means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.
     “Pre-Development Budget” is defined in Section 6.1(b)(i).
     “Pre-Development Expenses” means all costs, fees, and expenses incurred by the Company or a Manager during the Pre-Development Period in connection with pre-development activities, including conceptual design and planning, to the extent such costs are provided for in the Pre-Development Budget.
     “Pre-Development Period” means the period starting on the Signing Date and ending on the earlier of the Closing Date and the date of dissolution of the Company in accordance with Section 10.1.
     “Prime Rate” means the U.S. “prime rate” published in the “Money Rates” or equivalent section of the Western Edition of The Wall Street Journal, provided that if a “prime rate” range is published by The Wall Street Journal, then the highest rate of that range will be used, or if The Wall Street Journal ceases publishing a prime rate or a prime rate range, then the Management Committee will select a prime rate, a prime rate range or another substitute interest rate index that is based upon comparable information.
     “Principal Office” means the Nevada office of the Company at which the records of the Company are kept as required under the Act.
     “Proceeding” is defined in Section 13.16.
     “Professional Services Agreement” means that certain Professional Services Agreement entered into by and between the Company and Kerzner Concepts Limited, in the form attached hereto as Exhibit E, as may be supplemented, modified or amended from time to time.

     “Property” means the real estate more particularly described in Exhibit B hereof (as it may be revised in accordance with Section 3.2(c) below), together with (i) all improvements thereon, (ii) all easements (including access easements with respect to contiguous properties), covenants and other rights appurtenant thereto, (iii) all entitlements, development rights, licenses, permits and approvals related thereto, and (iv) all other tangible or intangible personal property used in connection with the operation thereof.
     “Proposal” is defined in Section 6.1(b)(v).
     “Qualified Manager” means a Manager appointed under the terms of this Agreement who, in the case of the Manager appointed by KERZNER JV, is wholly owned, directly or indirectly, by Kerzner International, and, in the case of the Manager appointed by MGM JV, is wholly owned, directly or indirectly, by MGM MIRAGE.
“Record Encumbrances” means the Encumbrances set forth on Schedule 1.3(b)(2)
     “Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
     “Related Agreements” means the Professional Services Agreement, the Guarantee and any agreements of the type contemplated by Section 6.13 entered into after the Signing Date.
     “Resort” is defined in Section 2.3(a)(iii).
     “Rules” is defined in Section 12.4.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Signing Date” means the date of this Agreement.
     “Subsequent Capital Contribution” is defined in Section 3.4(b)(ii)(C).
     “Subsidiary” or “Subsidiaries” is defined in Section 2.10.
     “Tax Distribution Rate” is defined in Section 4.5.
     “Tax Matters Partner” means the “tax matters partner” as defined in Code Section 6231(a)(7).
     “Tier-I Competitor” is defined in Schedule 1.3(c).
     “Tier-II Competitor” is defined in Schedule 1.3(c).
     “Title Policy” means a ALTA Owner’s Policy of Title Insurance (2006 Form) issued by a nationally recognized title insurance company (as reasonably determined by MGM JV) as of the date and time of the Initial Capital Contribution, in the amount of at least $800 million insuring the MGM Property Owners as owners of fee simple title to the Property, subject only to Permitted Encumbrances, together with (a) a non-imputation endorsement with respect to the knowledge and acts of MGM JV, the MGM Property Owners and their respective Affiliates; (b) endorsements in the then current CLTA form (or equivalent) for 100.9 (Comprehensive), 103.7 (Abutment), 116.1 (Survey), 103.5 (Water), 116.4 (Contiguity) and 116.7 (Subdivision) and (c) such other customary endorsements agreed to by the Members.
     “Transfer” means, with respect to a Unit, to directly or indirectly sell, assign, transfer, give, donate, pledge, hypothecate, deposit, alienate, bequeath, devise or otherwise dispose of or encumber such Unit. Notwithstanding the foregoing, the following shall not constitute Transfers:
          (a) the transfer of interests (in one or more transactions) of an entity that owns, directly or indirectly, any Units if: (A) the value of the Units held, directly or indirectly, by such entity does not exceed fifty percent (50%) of the fair market value of the total assets of such entity, (B) following such transfer, the entity may continue to be consolidated with MGM MIRAGE, Kerzner International or Istithmar, as applicable, for financial reporting purposes in accordance with GAAP, (C) all Gaming Approvals required under Gaming Laws to effect such a transfer with respect to the Company have been obtained prior to such transfer, and (D) the transfer would not, in the opinion of counsel chosen by the Company, result in the termination of the Company within the meaning of Section 708 of the Code;
          (b) an offering of securities by MGM MIRAGE, Kerzner International or Istithmar, or a change of control of MGM MIRAGE or Kerzner International;
          (c) the transfer by Istithmar and/or any of its Affiliates of any or all of its direct or indirect interest in KERZNER JV to any Person directly or indirectly controlled by the Government of Dubai provided that all Gaming Approvals required under Gaming Laws to effect such a transfer with respect to the Company have been obtained prior to such transfer, and the transfer would not, in the opinion of counsel chosen by the Company, result in the termination of the Company within the meaning of Section 708 of the Code; and
          (d) adjustments to the ownership interests of the KERZNER JV Members (for the purpose of this clause (d) the KERZNER JV Members shall include only Kerzner Investments Nevada, Inc., the Istithmar Member and their respective Affiliates to whom a transfer is otherwise permitted under this Agreement) in KERZNER JV (i) to maintain one of the KERZNER JV Member’s indirect interest in the Company following any decrease in KERZNER JV’s Percentage Interest resulting from the application of the provisions of Section 3.4(b)(i), (ii) resulting from one of the KERZNER JV Members causing KERZNER JV to exercise one of the remedies set forth in Section 3.4 or (iii) resulting from one of the KERZNER JV Members curing a payment default of another KERZNER JV Member with respect to KERZNER JV if the failure to cure such payment default would have resulted in a default by KERZNER JV under this Agreement.
     “Transferee” means a Person to whom a Transfer is made.
     “Transfer Restriction Lapse Date” is defined in Section 9.1.
     “Units” is defined in Section 3.1.

ARTICLE 2 GENERAL PROVISIONS
     2.1. Name. The name of the Company is “IKM JV, LLC” or such other name as the Members select from time to time.
     2.2. Principal Office. The Principal Office of the Company in Nevada is at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or such other place as the Managers may designate from time to time.
     2.3. Company Purpose.
          (a) The nature of the business and of the purposes to be conducted and promoted by the Company is to:
               (i) Acquire the Property or the MGM Property Owners by contribution from MGM JV;
               (ii) Design, develop, finance and construct the Improvements on the Property pursuant to the Approved Budget/Plan; and
               (iii) Directly or indirectly, own and operate an integrated resort casino (including all related or incidental activities such as rental of rooms and retail and all other activities and facilities related to such resort casino) (the “Resort”) on the Property.
          (b) In addition, the Members will consult throughout the Pre-Development Period on the prospects for a residential product for the Property and synergies that can be obtained in connection with up to two (2) acres of real property adjacent to the Property to be developed or redeveloped by MGM MIRAGE through its subsidiaries. To the extent approved by the Management Committee in accordance with Section 6.3(b)(vii), the purpose of the Company may then include the development of a residential product.
          (c) The Company may exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of such purposes, including, but not limited to, entering into or acquiring interests in any partnerships, joint ventures, corporations, limited liability companies, or similar entities or arrangements to engage in any of the foregoing, all in accordance with, and subject to the terms and conditions of, this Agreement and the Related Agreements.
     2.4. Purpose Limited. The Company shall be a limited liability company having the sole purposes specified in Section 2.3. Except as otherwise provided in this Agreement, the Company shall not engage in any other activity or business and neither Member shall have any authority to hold itself out as an agent of the Company or the other Member in any other business or activity.
     2.5. Statutory Compliance. The Members shall make all filings (including all required filings under the HSR Act) and disclosures required by, and shall otherwise comply with, all Laws in connection with this Agreement, the Property and the Resort. The Members shall execute, file and record in the appropriate records any assumed or fictitious name certificate required by Law to be filed or recorded in connection with the formation of the Company and shall execute, file and record such other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company. Each Member shall and shall cause its Affiliates to cooperate reasonably with the other Member with respect to all filings that the Company or a Member is required or otherwise elects to make under Law in connection with this Agreement, the Property and the Resort. The Company and each Member shall also cooperate in taking all reasonable and appropriate actions to cause early termination of any applicable waiting period under the HSR Act. The Company shall bear the cost of any HSR Act filing fees.
     2.6. Term. The term of the Company commences on the filing of the Articles of Organization and continues until dissolved, wound-up and terminated in accordance with Article 10 of this Agreement.
     2.7. Registered Agent for Service of Process. The Registered Agent for Service of Process for the Company is Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada, 89511, or such other Person as the Management Committee appoints from time to time.
     2.8. No Payment of Individual Obligations. The Members and Managers shall use the Company’s credit and assets solely for the benefit of the Company. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member or a Manager.
     2.9. Licensing.
          (a) General. Upon formation of the Company, the Company, each Member, and each Management Committee member shall use commercially reasonable efforts to prepare, file and process applications to obtain all necessary Gaming Approvals that are required for the Company and its Subsidiaries to own and operate the Resort. Further, each Member shall, and shall use commercially reasonable efforts to cause the members of such Members to, use commercially reasonable efforts to prepare, file and process applications to obtain all necessary Gaming Approvals from Gaming Authorities that are required in connection with the ownership of a direct or indirect interest in the Company and to obtain as soon as practicable all consents necessary to permit the Company to consummate its purposes as set forth in Section 2.3 hereof without breaching or violating any applicable Law. Each Member shall cooperate reasonably and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, as may be reasonably requested by the other Member or the Managers in obtaining the licenses and consents referred to in this Section 2.9(a).
          (b) Delayed Gaming Approval. The Members agree that, in the event that the Management Committee believes that all necessary Gaming Approvals will likely not be granted or issued until some time after the anticipated Opening Date, the Company will enter into one or more lease agreements (the “Gaming Lease Agreements”) prior to the anticipated Opening Date pursuant to which MGM MIRAGE or its Affiliate will lease the Gaming Components from the Company and operate and manage such Gaming Components. The terms of such Gaming Lease Agreement shall be approved by the Management Committee and shall provide for such payment terms to the Company to reflect substantially the identical economic benefits that the Company would have realized from such Gaming Components under this Agreement. The Gaming Lease Agreements shall terminate five (5) Business Days after all necessary Gaming Approvals have been duly issued; provided, however, that, in the event that MGM MIRAGE or its Affiliates are prohibited by the Gaming Authorities from being associated with KERZNER JV or its Affiliates in connection with the Resort or the Company, the Gaming Approvals shall be deemed to have been rejected or revoked and the provisions of Section 7.6 shall apply.
     2.10. Conduct of Business Through Single Purpose Entities. It is the intention of the Members that the Company serve as a holding company and operate its business through one or more single purpose wholly owned limited liability companies or other wholly owned entities (each, a “Subsidiary” or, together, the “Subsidiaries”). Where applicable in this Agreement, any reference to the Company or the business of the Company also includes a reference to the Subsidiaries and the business of the Subsidiaries.
ARTICLE 3 CAPITALIZATION
     3.1. Issuance of Units. Upon execution of this Agreement, the Company will issue two membership units (each a “Unit” and collectively, the “Units”) to the Members (1 to each Member). In addition, the Company will issue ninety-nine thousand nine hundred ninety-eight (99,998) Units to the Members (forty-nine thousand nine hundred ninety-nine (49,999) to Kerzner JV and forty-nine thousand nine hundred ninety-nine (49,999) to MGM JV on the Closing Date upon the contribution by such Member of the full amount of such Member’s Initial Capital Contribution (as defined below). Issuance of additional Units pursuant to this Agreement does not constitute an amendment of this Agreement. Exhibit A will be revised from time to time to reflect the Units issued from time to time to the Members.
     3.2. Initial Capital Contributions by the Members; Representations and Warranties. Each Member shall make its initial Capital Contribution to the Company (“Initial Capital Contribution”) subject to the terms and conditions of this Agreement and in the following manner:
          (a) MGM JV’s Initial Capital Contribution:
               (i) On the Closing Date, and subject to the satisfaction or written waiver by MGM JV of all of the MGM Conditions Precedent (as defined below), MGM JV will contribute the Property through contribution of 100% of the equity ownership of the MGM Property Owners to the Company on the Closing Date in a manner reasonably acceptable to KERZNER JV, vacant of occupants (except for occupants pursuant to the Permitted Encumbrances) and free and clear of any Encumbrances whatsoever other than Record Encumbrances. Prior to MGM JV’s Initial Capital Contribution to the Company, MGM JV shall cause the Property to be (i) reparceled as necessary to create one or more separate legal parcels in a manner sufficient for the Company to obtain coverage in the Title Policy insuring, among other things, against loss due to a violation of the subdivision law in Chapter 278 of NRS and that each of the parcels constitutes a separate tax parcel and (ii) transferred to the MGM Property Owners by grant bargain sale deed. On the Closing Date, MGM JV shall execute and deliver or cause the MGM Property Owners to execute and deliver any other necessary or customary documentation delivered in connection with MGM JV’s Initial Capital Contribution. On or prior to the Closing Date, MGM JV shall deliver the Access License. MGM JV shall cause the MGM Property Owners to deliver to the applicable title company issuing the Title Policy a seller’s affidavit reasonably acceptable to MGM JV providing, among other things, that, to the Knowledge of the MGM Property Owners, the Property is not subject to any Encumbrance other than the Record Encumbrances, and customary evidence of the MGM Property Owners good standing in the State of Nevada and MGM JV shall deliver, and cause the MGM Property Owners to deliver, any affidavits required by the Title Company in order for the Title Company to issue the non-imputation endorsement required under the definition of “Title Policy”. Notwithstanding anything to the contrary contained in this Agreement, the Members stipulate that the initial Gross Asset Value of the Property for purposes of determining MGM JV’s total Initial Capital Contribution to the Company is equal to Eight Hundred Million Dollars ($800,000,000) and that the MGM JV’s Initial Capital Contribution to the Company shall be (A) the sum of Eight Hundred Million Dollars ($800,000,000) (as adjusted pursuant to Section 3.2(d)) minus (B) the amount payable to MGM JV pursuant to Section 4.3. In addition, in the event that the Closing Date does not occur as a result of the conditions set forth in Section 3.2(a)(iii)(D) or Section 3.2(b)(ii)(F) not being satisfied or waived and provided that KERZNER JV has complied with Section 3.3, MGM JV shall contribute to the Company one-half of the Pre-Development Expenses, which amount shall be distributed to KERZNER JV to reimburse it for one-half of the Pre-Development Expenses. The obligations under the immediately preceding sentence shall survive the termination or expiration of this Agreement.
               (ii) MGM JV’s Initial Capital Contribution will be made subject to the following warranties and representations in addition to any other warranties and representations set forth within this Agreement, all of which representations and warranties shall be made as of the Signing Date; provided that the representations and warranties made under Sections 3.2(a)(ii)(A), (I), (K) and (M) and Section 10.7 shall also be made as of the Closing Date.
                    (A) MGM JV is lawfully and duly formed, validly existing and in good standing under the laws of the State of Nevada. MGM JV has the power and authority to execute and deliver this Agreement and to make MGM JV’s Initial Capital Contribution. The compliance with or fulfillment of the terms and conditions of this Agreement will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract or form of agreement to which MGM JV is a party or by which it is otherwise bound.
                    (B) To the Knowledge of MGM JV, Circus Circus and Vintage Land Holdings II, LLC have good and marketable, indefeasible, fee simple interest in the Property, free and clear of any Encumbrances other than Record Encumbrances. Except for Permitted Encumbrances, to the Knowledge of MGM JV there are no material adverse claims relating to the Property or other parties who have an interest in the Property.
                    (C) Except for Record Encumbrances, none of MGM JV, Circus Circus, or the MGM Property Owners have entered into any agreements to sell, assign, convey, transfer or lease the Property or any service contracts or other agreements affecting or creating an Encumbrance on all or any portion of the Property. MGM JV has delivered to

KERZNER JV true, correct and complete copies of each of the leases, service contracts and other agreements set forth on Schedule 3.2(a)(ii)(C). To the Knowledge of MGM JV, there is no default or condition that with the passing of time or giving of notice would constitute a default under any leases, service contracts or other agreements affecting or encumbering all or any portion of the Property.
                    (D) Except for Gaming Approvals, MGM JV does not require the consent, third party approvals, or joinder of any persons or entities in order to effect MGM JV’s Initial Capital Contribution, fully and completely, to the Company pursuant to the terms of this Agreement, or to fulfill MGM JV’s obligations hereunder.
                    (E) Except as otherwise set forth on Schedule 3.2(a)(ii)(E), none of MGM JV, Circus Circus or the MGM Property Owners are a party to any actions, proceedings, litigation or governmental investigations or condemnation actions, pending against the Property. To the Knowledge of MGM JV, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property. None of MGM JV, Circus Circus or the MGM Property Owners have received any written notice of any actions, proceedings, litigation or governmental investigations or condemnation actions, either pending or threatened, against the Property.
                    (F) Except for Permitted Encumbrances, there are no mechanic’s liens filed or, to the Knowledge of MGM JV, threatened to be filed of record against the Property.
                    (G) None of MGM JV, Circus Circus or the MGM Property Owners have received any written notifications from the United States of America, the State of Nevada, Clark County, or any other governmental authority, including but not limited to, the Gaming Authorities, of: (i) any uncured violation of any ordinance or statute or Gaming Laws regarding the Property or the operation thereof (including any environmental law or land use regulation) which has remained uncured or (ii) any material violation of any ordinance or statute or Gaming Laws regarding the Property (including any environmental law or land use regulation) during the past three (3) years, whether or not such violation has been cured. To the Knowledge of MGM JV, no remediation is needed to be taken with respect to the Property necessary to comply with any Law (including any environmental law or land use regulation).
                    (H) None of MGM JV, Circus Circus or the MGM Property Owners have received any written notification of any special assessment against the Property except for Permitted Encumbrances.
                    (I) Except as otherwise set forth on Schedule 3.2(a)(ii)(C), none of MGM JV, Circus Circus or the MGM Property Owners have granted any Encumbrances on the Property (excluding for the purpose of this representation any Permitted Encumbrances).
                    (J) To the Knowledge of MGM JV, there are no pending condemnation or similar proceedings affecting the Property, and no such action is threatened or contemplated. None of MGM JV, Circus Circus or the MGM Property Owners have received any written notification of any current or pending condemnation or similar proceedings affecting the Property.
                    (K) MGM JV is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.
                    (L) None of MGM JV, Circus Circus or the MGM Property Owners have received any written notice of violation of zoning or other land use regulations affecting the Property.
                    (M) (1) Each of the MGM Property Owners have been (or, if not yet formed, upon formation will be) lawfully and duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.
                    (2) MGM JV owns (or, with respect to MGM Property Owners not yet formed, will own) beneficially and of record all of the units of each of the MGM Property Owners free and clear of any Encumbrances (other than any Encumbrances created pursuant to the Agreement), and all of the units or stock of each of the MGM Property Owners will have been duly authorized, validly issued, fully paid and non-assessable.
                    (3) Except as set forth in clause (2) above and except to the extent of any obligation of MGM JV to contribute the ownership interest in the MGM Property Owners to the Company, there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate either of the MGM Property Owners to issue or sell any units or other equity securities of the MGM Property Owners or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any units or other equity securities of any of the MGM Property Owners, and no securities or obligations evidencing such rights will be authorized, issued or outstanding.
                    (4) The MGM Property Owners have been (or if not yet formed, will be) formed solely for the purpose of owning an interest in the Property and have not conducted any other business.
                    (5) The MGM Property Owners do not have, and have never had, any asset other than their ownership interest in the Property.
                    (6) The MGM Property Owners do not have, and will never have had, any employees.
                    (7) The MGM Property Owners do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than with respect to Permitted Encumbrances.

     The representation and warranties made pursuant to Section 3.2(a)(ii)(M) shall survive indefinitely and all other warranties and representations made pursuant to this Section 3.2(a)(ii) shall survive the Closing Date for a period of twenty-four (24) months.
               (iii) The obligation of MGM JV to make its Initial Capital Contributions shall be conditioned on the satisfaction or written waiver by MGM JV of the following conditions (collectively, the “MGM Conditions Precedent”):
                    (A) All of the representations and warranties of KERZNER JV set forth in Section 10.7 shall have been true and correct in all material respects as of the Signing Date, and shall be true and correct in all material respects on and as of the Closing Date;
                    (B) KERZNER JV shall have performed or complied in all material respects with its obligations and covenants set forth in this Agreement which are required to be performed or complied with on or prior to the Closing Date;
                    (C) KERZNER JV is not a Defaulting Member; and
                    (D) The Company has obtained the committed financing in the amount required by the Approved Budget/Plan on then current market terms, consistent, in the aggregate, with the financing terms then available to similarly situated parties for projects similar to the Resort.
               (iv) Except to the extent of the representations and warranties expressly provided herein, MGM JV’s Initial Capital Contribution will be made on as “AS IS” basis, without any other express or implied warranties of any kind.
               (v) From the Signing Date until MGM JV’s Initial Capital Contribution on the Closing Date, except as contemplated by this Agreement or as otherwise waived or consented to in writing by KERZNER JV, MGM JV shall:
                    (A) cause the MGM Property Owners to continue to operate, manage, maintain, service and protect the Property consistent with past practice, and in any event in a commercially reasonable and prudent manner; including maintaining liability insurance in commercially reasonable amounts;
                    (B) not and shall cause the MGM Property Owners not to (1) sell, assign, convey, transfer or lease all or any portion of the Property (except for leases included in the Permitted Encumbrances), (2) enter into any contracts or other agreements relating to the repair, management or operation of, or the provision of services to the Property unless terminable without fee or penalty upon no more than thirty (30) days’ notice, (3) (x) grant, create, or incur any Encumbrance (other than a Permitted Encumbrance) on the Property which did not exist before the Signing Date, or (y) suffer to exist any Encumbrance (other than a Record Encumbrance) that is not removed within thirty (30) days after MGM JV or the MGM Property Owners receive notice thereof and in any event prior to the Closing Date; provided that if MGM MIRAGE first becomes aware of any such Encumbrance within fifteen (15) days of the date on which the Closing Date would otherwise have occurred, MGM JV may elect to postpone the Closing Date to remove such Encumbrance until the earlier of (i) the date that is fifteen (15)

days after the date on which MGM MIRAGE first becomes aware of such Encumbrance and (ii) the End Date, if it is reasonably likely that such Encumbrance could be removed within such timeframe, (4) initiate or permit any actions, proceedings or litigation related to the Property, (5) amend, modify or otherwise supplement any existing lease, contract or Encumbrance affecting the Property, (6) take any action which would reasonably be expected to impede or delay the satisfaction of any of the conditions set forth in Section 3.2(b)(ii), or (7) take any action which would reasonably be expected to result in the failure of any of the representations and warranties contained in Sections 3.2(a)(ii) to be true as of the Closing Date if the failure to be true is of a type that would have resulted in the condition set forth in Section 3.2(b)(ii) not being satisfied if such failure to be true had been in existence as of the Signing Date; provided that if MGM JV breaches this clause (7) within fifteen (15) Business Days of the date on which the Closing Date would have otherwise occurred, MGM JV may elect to postpone the Closing Date to cure such breach until fifteen (15) business days after the date of the scheduled Closing Date if it is reasonably likely that the breach could be cured within such timeframe;
                    (C) provide notice to KERZNER JV of (1) any actions, proceedings, litigation or governmental investigations or condemnation actions pending or threatened against the Property that are brought to the Knowledge of MGM JV, and (2) any written notifications received between the Signing Date and Closing Date from the United States of America, the State of Nevada, Clark County, or any other governmental authority, including, but not limited to, the Nevada Gaming Authorities, of: (a) any uncured violation of any ordinance or statute regarding the Property or the operation thereof (including any environmental law or land use regulation) which has remained uncured, (b) any material violation of any ordinance or statute regarding the Property, or (c) any current or pending condemnation or similar proceedings affecting the Property;
                    (D) notify KERZNER JV of the existence or occurrence of any fact or circumstance that comes within the Knowledge of MGM JV which would reasonably be expected to materially adversely affect the ability of MGM JV to complete the transactions contemplated by this Agreement or which would reasonably be expected to cause any of the conditions set forth in Section 3.2(b)(ii) to fail to be satisfied on or prior to the End Date;
                    (E) notify KERZNER JV of the existence or occurrence of any fact or circumstance that comes within the Knowledge of MGM JV which would have reasonably been expected to render any of the representations and warranties contained in Sections 3.1(a)(ii) untrue as of the Closing Date; and
                    (F) provide KERZNER JV and its representatives reasonable access to the Property during normal business hours.
               (vi) The delivery of any notification to KERZNER JV pursuant to Section 3.2(a)(v) shall not operate as a cure of any breach of this Agreement requiring notification of such matter or otherwise limit or affect the remedies or rights available to KERZNER JV under this Agreement.
               (vii) Upon the request of KERZNER JV, MGM JV shall cause Circus Circus to deliver a notice of termination to the Lease Agreement, dated November 12, 2003,

between Circus Circus and Kampgrounds of America, Inc. and any costs incurred in connection with early termination of such agreement shall be borne solely by MGM JV.
               (viii) MGM JV shall indemnify the Company and KERZNER JV for, from and against any loss or claim arising from those Record Encumbrances that are not also Permitted Encumbrances. The obligations under the immediately preceding sentence shall survive the termination or expiration of this Agreement. The Guarantee shall contain an obligation on the part of MGM MIRAGE in connection with its obligation to indemnify the Company and KERZNER JV pursuant to this Section 3.2(a)(viii).
               (ix) Except as hereinafter provided, all costs and expenses associated with any environmental assessment reports of the Property and any costs and expenses of conveying ownership of the MGM Property Owners to the Company, including the cost of obtaining any surveys and the cost of the Title Policy, shall be borne by the Company; provided that notwithstanding anything in the Agreement to the contrary, the costs of (1) delivering the Property to the Company vacant of occupants (except for occupants pursuant to the Permitted Encumbrances), and (2) termination of that certain Lease Agreement dated November 12, 2003 between Circus Circus and Kampgrounds of America, Inc shall be borne solely by MGM JV.
          (b) KERZNER JV’s Initial Capital Contribution.
               (i) On or before the Closing Date, as set forth in the Approved Budget/Plan, and subject, in the case of the amounts to be contributed on the Closing Date, to the satisfaction or waiver by the KERZNER JV, of all of the Kerzner Conditions Precedent (as defined below), KERZNER JV shall contribute Six Hundred Million Dollars ($600,000,000) to the Company based on the following schedule:
                    (A) Twenty Million Dollars ($20,000,000) within three (3) Business Days after the date on which the Company delivers wire transfer instructions to KERZNER JV;
                    (B) Ten Million Dollars ($10,000,000) on April 1, 2008 (the amounts in clauses (A) and (B) to be used to pay Pre-Development Expenses, including the Initial Services Fee (as defined in the Professional Services Agreement)); and
                    (C) The remaining amounts, if any, on the Closing Date (unless any additional amounts are required to be paid under any obligations of the Company prior to the Closing Date (including under the Professional Services Agreement), in which case such additional amounts shall be contributed to the Company from time to time by KERZNER JV and the amount required to be contributed on the Closing Date shall be reduced accordingly).
               (ii) The obligation of KERZNER JV to make its Capital Contributions required to be contributed on the Closing Date shall be conditioned on the satisfaction or written waiver by KERZNER JV of the following conditions (collectively, the “Kerzner Conditions Precedent”):
                    (A) All of the representations and warranties of MGM JV set forth in Section 3.2(a) and Section 10.7 shall have been true and correct in all material respects as of the Signing Date, and the representations and warranties of MGM JV set forth in Sections 3.2(a)(ii)(A), (I), (K) and (M) and Section 10.7 shall be true and correct in all material respects on and as of the Closing Date;
                    (B) MGM JV shall have performed or complied in all material respects with its obligations and covenants set forth in this Agreement which are required to be performed or complied with on or prior to the Closing Date;
                    (C) MGM JV shall have delivered (or shall deliver simultaneously with KERZNER JV’s making of its Capital Contributions required to be made on the Closing Date hereunder) ownership of the MGM Property Owners to the Company in accordance with this Agreement;
                    (D) The Title Insurance Company shall have issued the Title Policy, subject only to payment of the applicable premium;
                    (E) MGM JV is not a Defaulting Member;
                    (F) The Company has obtained committed financing in the amount required by the Approved Budget/Plan on then current market terms, consistent, in the aggregate, with the financing terms then available to similarly situated parties for projects similar to the Resort; and
                    (G) MGM MIRAGE shall have affirmed the support arrangements set forth on Schedule 6.13(a)(i).
          (c) Kerzner Covenants. From the Signing Date until MGM JV’s Initial Capital Contribution on the Closing Date, except as contemplated by this Agreement or as otherwise waived or consented to in writing by MGM JV, the KERZNER JV shall:
               (i) not take any action which would reasonably be expected to impede or delay the satisfaction of any of the conditions set forth in Section 3.2(a)(ii); and
               (ii) notify MGM JV of the existence or occurrence of any fact or circumstance that comes within the Knowledge of KERZNER JV which would reasonably be expected to materially adversely affect the ability of KERZNER JV to complete the transactions contemplated by this Agreement or which would reasonably be expected to cause any of the conditions set forth in Section 3.2(a)(ii) to fail to be satisfied on or prior to the End Date.
          (d) Potential Incremental Increase in the Property Size. The Members understand and acknowledge that KERZNER JV has expressed an interest to expand the Property by an additional two (2) acres and both Members understand that the other “half of the horseshoe” is to be maintained as an independently viable site. The Members agree to revise Exhibit B from time to time as necessary to reflect the Members’ agreement regarding the size and contours of the Property. In the event that, prior to the Closing Date, the Members determine that the Property size should be increased from the forty (40) acres contemplated as of the date of Signing, the Members agree that the valuation of the Property shall be adjusted to equal the product of the total number of acres contributed by MGM JV multiplied by a per acre price of Twenty Million Dollars ($20,000,000). In that event, on the Closing Date, KERZNER JV will contribute an amount equal to one half of the value of the excess acreage over the forty (40) acres. The additional sum contributed by KERZNER JV shall then be distributed to MGM JV pursuant to Section 4.3 hereof. By way of example, if the size of the Property contributed by MGM JV is forty two (42) acres, then KERZNER JV shall contribute an additional Twenty Million Dollars ($20,000,000) to the Company on the Closing Date, which amount shall be distributed to MGM JV pursuant to Section 4.3 hereof. After such contribution and distribution, the Capital Accounts of the Members shall be as follows:

MGM JV:	$840,000,000 – $220,000,000 = $620,000,000

KERZNER JV:	$620,000,000
     3.3. Satisfaction of Closing Conditions. From the Signing Date through the earlier of the Closing Date and the dissolution of the Company in accordance with Section 10.1, IKM MGM, LLC shall use its commercially reasonable efforts to take all actions necessary to cause the conditions set forth in Section 3.2(b)(ii) to be satisfied and Kerzner Istithmar Las Vegas LLC shall use its commercially reasonable efforts to take all actions necessary to cause the conditions set forth in Sections 3.2(a)(iii) to be satisfied.
     3.4. Failure to Make a Capital Contribution. If a Member fails to make any required Capital Contribution, then the Member shall be subject to the provisions of Section 7.5(b) and Section 7.5(c). In addition, subject to applicable Gaming Laws, the non-delinquent member (the “Non-Delinquent Member”) may exercise, on notice to that Member (the “Delinquent Member”) within fifteen (15) Business Days following such time when that Member becomes a Delinquent Member, one (but not both) of the following remedies set forth in Sections 3.4(a) and 3.4(b) below:
          (a) the Non-Delinquent Member may (the “Lending Member”) advance the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:
               (i) The sum advanced constitutes a loan from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member and shall be treated as such by all parties for federal, state and local income tax purposes;
               (ii) The unpaid principal balance of the loan and all accrued unpaid interest is due and payable on the tenth day after written demand by the Lending Member to the Delinquent Member;
               (iii) The unpaid balance of the loan bears interest at the Default Interest Rate, compounded monthly, from the day that the advance is deemed made until the date that the loan, together with all accrued interest, is repaid to the Lending Member;
               (iv) All amounts distributable by the Company to the Delinquent Member shall (A) be paid to the Lending Member until the loan and all accrued interest have been paid in full; (B) constitute a distribution to the Delinquent Member followed by a repayment of the loan and accrued interest from the Delinquent Member to the Lending Member; and (C) be treated as such by all parties for federal, state and local income tax purposes;
               (v) The payment of the loan and accrued interest is secured by a security interest in the Delinquent Member’s assets;
               (vi) In addition to the other rights and remedies granted to it under this Agreement, the Lending Member has the right to take any action available at law or in equity, at the cost and expense of the Delinquent Member, to obtain payment from the Delinquent Member of the unpaid balance of the loan and all accrued and unpaid interest; and
               (vii) The Delinquent Member grants to the Company, and to each Lending Member with respect to any loans made to that Delinquent Member, as security, equally and ratably for the payment of all Capital Contributions that the Delinquent Member has agreed to make and the payment of all loans and interest accrued made by Lending Members to that Delinquent Member, a security interest in its assets under the Uniform Commercial Code of the State of Nevada. On any default in the payment of a required Capital Contribution or in the payment of a loan to a Lending Member or interest accrued, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Nevada with respect to the security interest granted. Each Delinquent Member hereby authorizes the Company and each Lending Member, as applicable, to prepare and file financing statements and other instruments that the Managers or the Lending Member, as applicable, may deem necessary to effectuate and carry out the preceding provisions of this Section.
          (b) Subject to the receipt of all Gaming Approvals, to the extent required under Gaming Laws, the Non-Delinquent Members may, in proportion to their Percentage Interests or in such other percentages as they may agree, contribute the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:
               (i) Immediately following the contribution by the Non-Delinquent Member of a portion or all of the Delinquent Member’s Capital Contribution, the Percentage Interest of the Non-Delinquent Member in the Company shall be increased and the Percentage Interest of the Delinquent Member in the Company shall be decreased, with the result that such change in Percentage Interest shall be permanent, and the Delinquent Member shall not have the option, unless agreed to by the Non-Delinquent Member, to restore its initial Percentage Interest by making a curative Capital Contribution at a later time. The resulting “Percentage Interest” of the Non-Delinquent Member shall be the number of percentage points (rounded to the nearest one hundredth of a percentage point) equal to the sum of (A) the Percentage Interest of the Non-Delinquent Member immediately prior to the corresponding Subsequent Capital Contribution (as defined below) and (B) the Adjusted Additional Percentage Interest (as defined below) corresponding to such Member with respect to such Subsequent Capital Contribution. The resulting Percentage Interest of the Delinquent Member shall be the number of percentage points (rounded to the nearest one-hundredth of a percentage point) equal to the sum of the Percentage Interest of such Delinquent Member immediately prior to the corresponding Subsequent Capital Contribution and the Adjusted Additional Percentage Interest corresponding to such Member with respect to such Subsequent Capital Contribution.

               (ii) For the purposes of this Section 3.4(b):
                    (A) “Base Percentage Interest” shall mean, with respect to a Member, the percentage equivalent of a fraction, the numerator of which shall be the aggregate Capital Contributions made to the Company by such Member pursuant to this Agreement, and the denominator of which shall be the aggregate Capital Contributions made to the Company by all the Members pursuant to this Agreement;
                    (B) “Adjusted Additional Percentage Interest” shall mean the product of (i) 1.5 and (ii) the difference between (x) the Base Percentage Interest of such Member immediately after the corresponding Subsequent Capital Contribution, and (y) the Base Percentage Interest of such Member immediately prior to such Subsequent Capital Contribution;
                    (C) “Subsequent Capital Contribution” means any Capital Contributions made by a Member in connection with the capital call with respect to which the Percentage Interests of the Members are being adjusted pursuant to this Section 3.4(b).
               (iii) By way of illustration, assume that (x) the Base Percentage Interest and the Percentage Interest of each Member is fifty percent (50%), in each case, immediately prior to a Subsequent Capital Contribution; (y) each of the parties have made a prior Capital Contribution of $600,000,000; (z) the Members approve a Subsequent Capital Contribution in the amount of $100,000,000, and (D) KERZNER JV contributes only $30,000,000 (versus $50,000,000). If MGM JV contributes the $20,000,000 shortfall by KERZNER JV in addition to its own $50,000,000 pro rata share of the Capital Contribution, the resulting Percentage Interest of MGM JV and KERZNER JV following such contribution would be 52.31% and 47.69% respectively, determined as follows:
Base Percentage Interest of MGM JV after the Subsequent Capital Contribution:
[$600,000,000 plus $70,000,000] divided by [$1,300,000,000] = 51.54%
Base Percentage Interest of MGM JV prior to the Subsequent Capital Contribution: 50%
Adjusted Additional Percentage Interest of MGM JV as a result of the Subsequent Capital Contribution: (51.54%-50%) x 1.5 = 2.31%
Percentage Interest of MGM JV after the Subsequent Capital Contribution: 50% + 2.31% = 52.31%.
Base Percentage Interest of KERZNER JV after the Subsequent Capital Contribution:
[$600,000,000 plus $30,000,000] divided by [$1,300,000,000] = 48.46%
Base Percentage Interest of KERZNER JV prior to the Subsequent Capital Contribution: 50%

Adjusted Additional Percentage Interest of KERZNER JV as a result of the Subsequent Capital Contribution: (48.46%-50%) x 1.5 = – 2.31%
Percentage Interest of KERZNER JV after the Subsequent Capital Contribution: 50% – 2.31% = 47.69%.
     3.5. Additional Remedies for Failure to Make a Capital Contribution. In addition to the remedies provided under Section 3.4, the Non-Defaulting Member may, on notice to a Delinquent Member, take such action, at the cost and expense of the Delinquent Member, to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in default, together with interest on that amount at the Default Interest Rate from the date that the Capital Contribution was due until the date that it is made, provided that in the event that either party fails to make its Initial Capital Contribution on the Closing Date, then such Delinquent Member shall also be required to pay the other Member an “inconvenience fee” equal to ten percent (10%) of any Capital Contribution shortfall. The Delinquent Member’s obligation to make Capital Contributions or repay any loan to a Lending Member shall be recourse to such Delinquent Member (except to the extent and after such time that the Non-Delinquent Member elects to make a contribution of any portion of the Delinquent Member’s Capital Contribution). The Delinquent Member shall have direct liability for the Delinquent Member’s obligation to make Capital Contributions or repay any loan to a Lending Member. Further, each Member’s obligation to make its Initial Capital Contributions shall be recourse to each of the Guarantors to the extent set forth in the Guarantee (as defined below) (except to the extent and after such time that the Non-Delinquent Member elects to make a contribution of any portion of the Delinquent Member’s Initial Capital Contribution). Simultaneously with the signing of this Agreement, each Member shall cause its affiliated Guarantor to provide a guarantee (the “Guarantee”) in connection with its obligation to make its Initial Capital Contributions under Section 3.2 in the form attached hereto as Exhibit C.
     3.6. Member Loans. If the Capital Contributions of the Members, third-party loans to the Company, and the revenues of the Company are insufficient to satisfy the capital requirements of the Company as set forth in the Approved Budget/Plan, or if bridge funds are needed by the Company on an interim basis, the Members may make loans (“Member Loans”) to the Company in such amounts as are reasonably determined by the Management Committee. Notwithstanding anything in this Agreement to the contrary, no Member is required to make a Member Loan. Each Member may elect to participate as a lender in a Member Loan, pro rata, based upon the Percentage Interest held by the Members electing to make such Member Loan or, upon the agreement of all participating Members, in a differing proportion. The terms of the Member Loans shall be determined by the Management Committee.
     3.7. No Further Capital Contributions. The Members shall not be required to contribute additional capital or lend any funds to the Company, except as expressly provided in this Article 3.
     3.8. Excess Carrying Costs. If the Closing Date occurs subsequent to January 31, 2008, any Excess Carrying Costs shall become the responsibility of the Company and concurrently with the Closing an amount equal to such Excess Carrying Costs shall be paid by the Company to MGM JV or its designee. In the event the Closing Date does not occur for any reason, the Excess Carrying Costs shall remain the responsibility of MGM JV. Notwithstanding the foregoing, in the event that KERZNER JV elects to extend the End Date pursuant to the proviso contained in Section 10.1(g) and the Closing Date does not occur for any reason (other than primarily due to a breach of this Agreement by MGM JV that would give rise to a failure of a condition set forth in Section 3.2(b)(ii) to be satisfied), KERZNER JV shall contribute to the Company one-half of the Excess Carrying Costs incurred during the period from the 18-month anniversary of the Signing Date until the earlier of the End Date or the date that KERZNER JV provides MGM JV written notice of its election to dissolve the Company pursuant to Section 10.1(g), which amount shall be distributed to MGM JV to reimburse it for one-half of the Excess Carrying Costs incurred during such period; provided that if MGM JV elects to postpone the Closing Date pursuant to Section 3.2(a)(v)(B)(3) or (7) and the Closing Date does not occur, KERZNER JV shall not be obligated to contribute to the Company one-half of Excess Carrying Costs incurred on or after the date which would have been the Closing Date had it not been postponed. The obligations under the immediately preceding sentence shall survive the termination or expiration of this Agreement. The Guarantee contemplated by Exhibit C shall contain an obligation on the part of Kerzner International and Istithmar in connection with its obligation to contribute one-half of the Excess Carrying Costs during the period from the 18-month anniversary of the Signing Date until the End Date.
ARTICLE 4 DISTRIBUTIONS
     4.1. Amount and Time of Distributions. Subject to any applicable covenants contained in the documentation governing the Financing, except as otherwise provided in Section 4.3 and Section 4.5, or otherwise agreed by the Management Committee, distributions of Available Cash Flow will be made to the Members (i) for capital proceeds, within the ten (10) days of any capital event giving rise to such capital proceeds, and (ii) for non-capital proceeds, on the first Business Day of each calendar quarter, in each case in proportion to the Percentage Interest of the Members.
     4.2. Return of Capital. No Member is entitled to the return of, or interest on, that Member’s Capital Contributions, except as provided herein.
     4.3. MGM JV’s Distribution. Simultaneous with MGM JV’s Initial Capital Contribution, the Company shall distribute to MGM JV (i) Two Hundred Million Dollars ($200,000,000); and (ii) any additional distribution payable to MGM JV in accordance with Section 3.2(d). It is intended that a portion (with such portion to be reasonably determined by MGM JV) of the distributions made to MGM JV pursuant to Section 4.3(i) shall be treated as qualifying for the exception to the disguised sales rules of the Code for reimbursements of preformation expenditures pursuant to Regulations Section 1.707-4(d). The Company shall report the income tax consequences of such distribution consistently with this Section 4.3, to the extent permitted by applicable Law.
     4.4. Acknowledgment of Liability for Taxes.
     To the extent that the Laws of any taxing jurisdiction require, each Member requested to do so by a Manager shall submit an agreement indicating that the Member shall make timely income tax payments to the taxing jurisdiction and that the Member accepts personal jurisdiction of the taxing jurisdiction with regard to the collection of income taxes, interest, and penalties attributable to the Member’s income. If a Member fails to provide such agreement, the Company may withhold or pay over to such taxing jurisdiction the amount of tax, penalty, and interest determined under the Laws of the taxing jurisdiction with respect to such income. Any such payments shall be treated as distributions for purposes of Article 4 shall be taken into account in determining subsequent distributions pursuant to Section 4.1. Further, to the extent that the Laws of any taxing jurisdiction require, each Member shall provide the Company with sufficient information for the Company to prepare its tax returns.
     4.5 Tax Distributions. The Company shall distribute quarterly to the Members in accordance with their Percentage Interest, to the extent cash is available to the Company, an amount sufficient to enable the Members (or, if applicable, the owners or members of such Member) to fund their federal and state income tax liabilities attributable to their respective distributive shares of net taxable income of the Company (calculated for each Member (or, if applicable, the owners or members of such Member) net of any taxable loss of the Company previously allocated to such Member (or, if applicable, the owners or members of such Member) and not previously offset by allocations of taxable income), in each case assuming that each Member (or, if applicable, the owners or members of such Member) is taxable at the Tax Distribution Rate applicable for the taxable year with respect to which such distribution is made. The “Tax Distribution Rate” for any taxable year shall equal the highest effective combined federal and state income tax rate submitted to the CFO by any Member for such taxable year pursuant to the following sentence. On or before the 15th day of each taxable year, each Member shall submit to the CFO the highest effective combined federal and state income tax rate applicable to such Member (or, if applicable, the owners or members of such Member), together with a calculation setting forth the basis for such rate. The amounts to be distributed to a Member as a tax distribution pursuant to this Section 4.5 in respect of any Fiscal Year shall be computed as if any distributions made pursuant to Section 4.1 during such Fiscal Year were a tax distribution in respect of such Fiscal Year.
ARTICLE 5 PROFITS AND LOSSES
     5.1. Profit Allocations. After making any special allocations required under Appendix 1, Profits for each Fiscal Year (including each item of income and gain entering into the computation thereof) shall be allocated among the Members (and credited to their respective Capital Accounts) in the following order and priority:
          (a) First, to the Members until the cumulative Profits allocated pursuant to this Section 5.1(a) are equal to the cumulative Losses, if any, previously allocated to the Members pursuant to Section 5.2(b) and the proviso in Section 5.2, such Profits being allocated under this Section 5.1(a) on a last-in first-out basis with respect to the Losses allocated under Section 5.2(b) and the proviso in Section 5.2, for all prior periods in proportion to the Members’ respective shares of the Losses being offset;
          (b) Thereafter, to the Members in accordance with their Percentage Interests.
     5.2. Loss Allocations. After making any special allocations required under Appendix 1, Losses for each Fiscal Year (including each item of deduction and loss entering into the computation thereof) shall be allocated among the Members (and charged to their respective Capital Accounts) in the following order and priority:
          (a) First, to the extent that Profits have previously been allocated to the Members for prior periods pursuant to Section 5.1(b) hereof, Losses shall be allocated to the Members to offset such Profits on a last-in, first-out basis with respect to the Profits allocated under Section 5.1(b) in proportion to the Members’ respective shares of the Profits being offset;
          (b) The balance, if any, to the Members in accordance with their respective Percentage Interests;
provided that Losses allocated to any Member’s Capital Account in accordance with this Section 5.2 shall not exceed the maximum amount of Losses that can be so allocated without creating an Adjusted Capital Account Balance deficit with respect to such Capital Account. This limitation shall be applied individually with respect to each Member in order to permit the allocation pursuant to this proviso of the maximum amount of Losses permissible under Regulations Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this proviso shall be allocated solely to those Members that bear the economic risk for such additional Losses within the meaning of Code Section 704(b) and the Regulations thereunder. If it is necessary to allocate Losses under the preceding sentence, the Managers shall, in accordance with the Regulations promulgated under Code Section 704(b), determine those Members that bear the economic risk for such additional Losses.
     5.3. Allocation Rules.
          (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses, and any such other items will be determined on a daily, monthly or other basis, as determined by Management Committee using the accrual method of accounting, or any permissible method under Code Section 706 and the Regulations thereunder.
          (b) The Members are aware of the income tax consequences of the allocations made under this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their respective shares of Company income and loss for income tax purposes.
     5.4. Tax Allocations.
          (a) Except as provided in paragraph (b) below, items of Company income, gain, loss, deduction and credit shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gain, losses, deductions, and credits among the Members under Sections 5.1 and 5.2.
          (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the Adjusted Basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the “traditional method” pursuant to the Regulations under Code Section 704(c). If the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the Adjusted Basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder using the “traditional method” pursuant to the Regulations under Code Section 704(c). The Management Committee will make any elections or other decisions relating to such allocations in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
ARTICLE 6 MANAGEMENT
     6.1. Management Committee-Managed.
          (a) General Management Terms.
               (i) The business and affairs of the Company will be managed exclusively by or under the direction of a management committee (the “Management Committee”) as set forth in Section 6.3. The day-to-day operations of the Company shall be jointly overseen by the Managers pursuant to the terms of this Agreement. In the event that no party to this Agreement or their respective successors or assigns is entitled to appoint a Manager, the day-to-day operations of the Company shall be overseen by the Management Committee.
                    (A) For so long as (a) KERZNER JV or its Permitted Transferee is a Non-Defaulting Member of the Company and is not controlled directly or indirectly by a Tier I Competitor or Tier II Competitor and (b) Kerzner International owns at least a ten percent (10%) direct or indirect economic interest in the Units (“KERZNER Management Prerequisites”), KERZNER JV shall appoint one Manager who must be a Qualified Manager. The initial Manager appointed by KERZNER JV is Kerzner Concepts Limited. Any Manager appointed by KERZNER JV may only be removed with the consent of KERZNER JV; provided that in the event that KERZNER JV fails to meet any of the KERZNER Management Prerequisites or if the Manager fails to be a Qualified Manager then, at the option of MGM JV, the Manager appointed by KERZNER JV shall be removed as a Manager without further action and KERZNER JV shall not be permitted to appoint another Manager.
                    (B) For so long as (a) MGM JV or its Permitted Transferee is a Non-Defaulting Member of the Company and is not controlled directly or indirectly by a Tier I Competitor or Tier II Competitor and (b) MGM MIRAGE owns at least a ten percent (10%) direct or indirect economic interest in the Units (“MGM Management Prerequisites”), MGM JV shall appoint one Manager who must be a Qualified Manager. The initial Manager appointed by MGM JV is IKM MGM Management, LLC. Any Manager appointed by MGM JV may only be removed with the consent of MGM JV; provided that in the event that MGM JV fails to meet any of the MGM Management Prerequisites or if the Manager fails to be a Qualified Manager, then, at the option of KERZNER JV, the Manager appointed by MGM JV shall be removed as the Manager without further action and MGM JV shall not be permitted to appoint another Manager.

                    (C) If a proposed or existing Manager is determined by a Gaming Authority to be unsuitable to serve as a Manager, the Member appointing such Manager will be entitled to appoint a replacement Manager. In the event that two consecutive nominees of a Member are determined by a Gaming Authority to be unsuitable to serve as a Manager, such Member will forfeit its right to nominate a Manager unless it nominates a Manager that the other Member reasonably determines will be found by a Gaming Authority to be suitable to serve as a Manager.
               (ii) Subject to Section 6.1(a)(iii) and the other terms and conditions set forth in this Agreement, the Management Committee hereby directs the Managers (and the Managers hereby agree) to oversee the day-to-day management of the Company and development of the Property. The Managers shall direct the Company’s management team to develop the Property and operate the Company under the direction of the Management Committee on the terms and subject to the conditions set forth in this Agreement. The Managers shall direct the Company’s management team to conduct the business of the Company in conformity with the Approved Budget/Plan and, subject to the provisions of this Agreement, may take any action that is consistent with the Approved Budget/Plan. The Managers’ actions shall be deemed to be in conformity with the Approved Budget/Plan if the Managers’ action do not materially deviate from the Approved Budget/Plan, or are otherwise specifically permitted by this Agreement. The Managers shall use commercially reasonable efforts to keep the Management Committee informed of the day-to-day business of the Company. Each Manager agrees to devote to the Company such time as may be necessary for the proper performance of the duties assigned to the Managers under this Agreement, but is not required to devote full time to the performance of such duties.
               (iii) It is understood and agreed that for so long as KERZNER JV shall be entitled to appoint a Manager pursuant to Section 6.1(a)(i), the KERZNER Manager shall be primarily responsible for the development of the Property, assembling the support and infrastructure for the Company, and preparing, until such time as management of the Company is in place, the Approved Budget/Plan. Thereafter, the Management Committee shall agree on levels of authority of Kerzner Manager, as lead Manager, and the MGM Manager. The lead Manager shall act as the main liaison between the management of the Company and the Management Committee.
          (b) Approved Budget/Plan. The Managers shall prepare and submit for approval of the Management Committee business plans and operating and development budgets as set forth in this Section 6.1(b):
               (i) Attached hereto as Exhibit F is the pre-development budget (the “Pre-Development Budget”), which Pre-Development Budget has been approved by the Management Committee.
               (ii) Within one hundred eighty (180) days after the Signing Date, the Managers, in cooperation with the Members and the Management Committee, shall develop a business plan and development budget (“Business Plan”) for the Company, which, among other things, sets forth the timeline for any development activity and the manner in which the Company proposes to finance the activity, and shall include the proposed terms of any acquisition or construction financing and such other matters as the Managers or the Management Committee consider material to the development of the Property. Exhibit G sets forth certain general parameters for the scope of the Resort, subject to the Management Committee’s final approval. The Managers shall update and revise the Business Plan for review and approval by the Management Committee at least once prior to the Closing and annually thereafter (or more often if the Managers deems appropriate).
               (iii) At least one hundred eighty (180) days before substantial completion of the Resort, management of the Company, in cooperation with the Members, the Managers and the Management Committee, shall propose the annual operating and capital budget for the Resort for the first Fiscal Year of operations which budget will describe the proposed revenues, expenses and capital expenditures for the operation of the Resort and such other matters as the Managers or the Management Committee consider material (the “Operating Budget”). The Operating Budget shall include a component for unspecified capital expenditures. Further, the Managers shall propose a new Operating Budget for review and approval by the Management Committee once annually (or more often if the Managers deems appropriate), which shall be submitted by the Managers to the Management Committee no later than forty-five (45) days prior to the commencement of each Fiscal Year of the Company. Prior to taking on any capital improvements, development, or redevelopment activity that is not included in the Approved Budget/Plan and involves amounts in excess of the unused amount of the component for unspecified capital expenditures included in the Operating Budget, and on or before sixty (60) days prior to the proposed date of initiation of such activity, the Managers shall submit to the Management Committee for approval the financial and other relevant terms of such activity as the Managers or Management Committee consider material to such activity.
               (iv) Together, the Pre-Development Budget, the Business Plan and the Operating Budget, when and as approved by the Management Committee in accordance with the provisions of this Section 6.1(b), shall be referred to as the “Approved Budget/Plan”.
               (v) At the time that the Managers propose the adoption of the Business Plan, or an Operating Budget, as applicable, or at any time that the Managers propose any revisions, including any annual adjustments, to such plan or budget or the Pre-Development Budget (each a “Proposal”), the Managers shall first obtain the consent of the Management Committee. Any Proposal by the Managers must (i) be in the same general format as the existing, if any, Pre-Development Budget, Business Plan, or Operating Budget, as applicable, and (ii) address, at a minimum, all material matters that are addressed in such existing budget or plan. The Management Committee shall have thirty (30) days to either approve or disapprove of the Proposal.
               (vi) If a Proposal fails to be approved by the Management Committee under Section 6.1(b)(v) above, the Members shall cause their duly authorized representatives on the Management Committee to meet and discuss the merits of the Proposal within fifteen (15) days after notice of disapproval was received by the Managers. If the Members cannot agree within the fifteen (15) day time period, or within a longer time period agreed to by all Members in writing, the Managers shall operate the Company in accordance with the existing Approved Budget/Plan, if any, provided that the Managers shall honor previously approved obligations of the Company, but shall not make any improvements or incur additional obligations, except to the extent consistent with the Approved Budget/Plan (modified to reflect any increases or decreases in the U.S. Consumer Price Index from the date of the most recent Approved Budget/Plan) or the provisions of Section 6.1(b)(iii) above, until such time as a new Proposal has been approved.
          (c) Operating Agreement Controls. None of the Pre-Development Budget, the Business Plan, or the Operating Budget, as any of them may be amended or revised from time to time (the “Budgets and Plans”) shall be deemed an amendment of this Agreement. To the extent that any provision of any of the Budgets and Plans deals with the same matter as this Agreement, the provisions of this Agreement shall control.
     6.2. Responsibilities, Rights, and Powers of the Chief Executive Officer and the Chief Financial Officer.
          (a) Officers. The initial chief executive officer (“CEO”) and chief financial officer (“CFO”) and subsequent CEOs and CFOs will be appointed by the Management Committee. If either the CEO or CFO enters into an employment agreement with the Company, the entry into, and any renewal or extension of, such agreement shall require the approval of the Management Committee. The officers of the Company may be an officer or employee of a Member or its Affiliate. All officers of the Company shall act under the authority granted to such officers by the Management Committee, and the Management Committee may expand or limit such authority at its discretion.
          (b) Responsibilities, Rights and Powers of the Chief Executive Officer. The CEO shall be generally responsible for overseeing and managing the day-to-day business and operations of the Company.
          (c) Responsibilities, Rights and Powers of the Chief Financial Officer. The CFO shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in his immediate possession or control. The funds of the Company shall not be commingled with the funds of any other Person and the CFO shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Management Committee and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Management Committee may determine. All funds of the Company shall be invested in accordance with the then applicable Approved Budget/Plan.

     6.3. Management Committee.
          (a) Composition of the Management Committee. The Management Committee shall consist of six (6) individuals. Each of (i) MGM JV (or its transferee) and (ii) KERZNER JV (or its transferee) shall have the right to appoint three (3) members to the Management Committee for so long as (A) no such Member is controlled, directly or indirectly, by a Tier I Competitor or Tier II Competitor, and (B) such Person is not a Defaulting Member. Two (2) of the KERZNER JV Management Committee member appointments shall be made by Kerzner International and the other one shall be made by Istithmar; provided, that at any time that Istithmar’s (or its transferee) direct or indirect ownership interest in the Units falls below ten percent (10%), then Istithmar (or its transferee) shall not have the right to appoint a Management Committee Member, in which case the right to appoint such Management Committee member shall automatically revert to KERZNER JV. Subject to Section 9.7 and except as otherwise specifically provided herein, the right to appoint a member to the Management Committee may, but is not required to, be transferred at the discretion of the transferring Member (or a member of the Member in the case of KERZNER JV) to a third party in connection with a Transfer made in accordance with Article 9 to such third party. The initial Management Committee members appointed by MGM JV are: (A) Terry Lanni; (B) Jim Murren; and (C) Ken Rosevear. The initial Management Committee members appointed by KERZNER JV are: (A) Sol Kerzner; (B) Paul O’Neil; and (C) Joe Sita.
          (b) Management Committee Meetings.
               (i) Meetings. The Management Committee will meet not less than once each calendar quarter and the Members anticipate that the Management Committee or subcommittees thereof will hold regular monthly meetings at such time and place as it determines. Any Management Committee member (including the Chair) may call a special meeting of the Management Committee by giving the notice specified in Section 6.3(a)(vi).
               (ii) Chair. For so long as KERZNER JV or any of its Permitted Transferees meets the KERZNER Management Prerequisites, the chairperson of the Management Committee (“Chair”) will be designated by KERZNER JV and will be a member appointed by KERZNER JV. The initial Chair appointed by KERZNER JV is Sol Kerzner. At such time as KERZNER JV or any of its Permitted Transferees no longer meets the KERZNER Management Prerequisites, the Chair will be selected by MGM JV if it meets the MGM Management Prerequisites. The Chair will preside at all meetings of the Management Committee.
               (iii) Participation. Management Committee members may participate in a meeting of the Management Committee by conference video or telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation will constitute presence in person at the meeting.
               (iv) Written Consent. Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting upon the written consent of the all members of the Management Committee. Each Management Committee member will be given a copy of the written consent promptly after the last required signature is obtained. A copy of the consent will be filed with the minutes of Management Committee meetings.
               (v) Minutes. The Management Committee will keep written minutes of all of its meetings. Copies of the minutes will be provided to each Management Committee member.
               (vi) Notice. Written notice of each special meeting of the Management Committee will be given to each Management Committee member at least ten (10) Business Days before the meeting and will identify the items of business to be conducted at the meeting. No business other than those items listed in the notice may be conducted at the special meeting, unless otherwise expressly agreed by all the members of the Management Committee. The notice provisions of this Section may be waived in writing and will be waived by a Management Committee member’s attendance at the meeting, unless the Management Committee member at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
               (vii) Voting and Quorum. Each Management Committee member will have one vote. The persons appointed to the Management Committee by the KERZNER JV shall vote as a block until such time as Istithmar’s direct or indirect ownership interest in the Units falls below ten percent (10%). A quorum of the Management Committee shall require at least one (1) of the Management Committee members appointed by MGM JV and at least two (2) of the Management Committee members appointed by KERZNER JV, at least one (1) of which Management Committee members appointed by KERZNER JV shall be a member appointed by Istithmar for so long as Istithmar is entitled to appoint a Management Committee member. Except as otherwise specifically set forth herein, all actions of the Management Committee shall require the approval of (i) a majority of the members of the Management Committee, (ii) for so long as KERZNER JV meets the KERZNER Management Prerequisite, the approval of at least one member of the Management Committee appointed by KERZNER JV (to the extent such member of the Management Committee is entitled to vote hereunder) and (iii) for so long as MGM JV meets the MGM Management Prerequisite, the approval of at least one member of the Management Committee appointed by MGM JV (to the extent such member of the Management Committee is entitled to vote hereunder). If a Member is a Defaulting Member under this Agreement, the members appointed to the Management Committee by such Member shall not be entitled to vote on any matter requiring Management Committee Approval for so long as such Member is a Defaulting Member, and, in such case, the quorum requirement will adjust to exclude the Defaulting Member’s appointee to the Management Committee. Notwithstanding anything to the contrary herein, a Management Committee member appointed by (a) KERZNER JV shall have no vote on a matter relating to whether a default has occurred with respect to an Agreement entered into by the Company, on one hand, and KERZNER JV or its Affiliates, on the other hand; and (b) MGM JV shall have no vote on a matter relating to whether a default has occurred with respect to an Agreement entered into by the Company, on one hand, and MGM JV or their Affiliates, on the other hand.
               (viii) Expenses. Each Member will pay the compensation and expenses of the member it appoints to the Management Committee, provided, that the Company shall reimburse each Member for any reasonable documented out-of-pocket travel costs and expenses incurred in connection with any Management Committee member attending any meeting of the Members or the Management Committee, provided that reimbursable costs for air travel shall not exceed the cost of first-class travel on a commercial carrier. Except as provided in the previous sentence, without the approval of the Management Committee no Person shall be entitled to any fee or compensation from the Company in connection with his service as a member of the Management Committee or any subcommittee thereof.
               (ix) Removal. Each Member may remove and replace the Management Committee member appointed to the Management Committee by such Member. Each Member agrees, as necessary, to vote or cause its designated representatives on the Management Committee to vote, for any person so nominated by the Member whose representative has caused such vacancy.
               (x) Gaming Approvals. If a proposed or existing Management Committee member is determined by a Gaming Authority to be unsuitable to serve as a member of the Management Committee, the Member (or the member of the Member in the case of KERZNER JV) nominating such Management Committee member will be entitled to nominate a replacement Management Committee member. In the event that two consecutive nominees of a Member (or the member of the Member in the case of KERZNER JV) are determined by a Gaming Authority to be unsuitable to serve as a member of the Management Committee, such Member (or the member of the Member in the case of KERZNER JV) will forfeit its right to nominate a member for that seat and the other Member (and the other member of the Member in the case of KERZNER JV) shall select to fill that seat with a Management Committee member who is deemed to be “independent” with respect to any Member as determined under the New York Stock Exchange Listing Standards for U.S. listed companies; provided that at any time following the second anniversary of a Member (or the member of the Member in the case of KERZNER JV) forfeiting its right to nominate a member of the Management Committee, such Member (or the member of the Member in the case of KERZNER JV) may once again nominate a person to fill that seat if it nominates a member that the other Member reasonably determines will be found by a Gaming Authority to be suitable to serve as a member of the Management Committee.
     6.4. Actions Requiring the Consent of the Management Committee. The following acts (“Major Decisions”) may not be taken by the Company or the Managers without the consent of the Management Committee:
          (a) Acquiring any real property in addition to the Property, except for immaterial acquisitions of property rights ancillary to the development of the Property;
          (b) Causing the Company to file for Bankruptcy;
          (c) Using the Company’s or the Subsidiaries’ funds or capital in any way other than for the business and purpose of the Company as set forth in Section 2.3 and in accordance with the then Approved Budget/Plan;
          (d) Amending an Approved Budget/Plan;

          (e) Taking any intentional action that would reasonably be expected to result in a material deviation from the Approved Budget/Plan; provided that the foregoing to the contrary, in cases where there exists a present and material risk of damage to property, injury to person, or breach of a Company obligation (unless resulting from the action or failure to act of the Managers), the Managers may reasonably and in good faith take such steps as the Managers deem immediately necessary or advisable to eliminate or reduce the risk, injury or breach without regard to whether such action would result in a material deviation from the Approved Budget/Plan. In the event of any such emergency action, the Managers shall limit their actions to those necessary to reduce the risk, injury or breach and shall give the other Members notice of such actions as soon thereafter as possible;
          (f) Admitting any Person as a Member of the Company other than as set forth in Article 9 hereof or issuing any additional Units;
          (g) Selling, exchanging, conveying, transferring or otherwise disposing of a material portion of Company property other than in the ordinary course of the Company’s or a Subsidiary’s business;
          (h) Entering into any Major Lease other than in the manner permitted under the Approved Budget/Plan;
          (i) Except as otherwise provided in this Agreement, dissolving or liquidating the Company, or merging, consolidating or recapitalizing the Company;
          (j) Compromising any claim owed by the Company in excess of $1,000,000 or submitting to arbitration any dispute or controversy involving the Company or a Subsidiary;
          (k) Selecting accountants that perform an annual audit and issue an opinion letter with respect to the financial statements of the Company or the Subsidiaries;
          (l) Requiring additional Capital Contributions in excess of those contemplated by this Agreement;
          (m) Requiring or permitting Member Loans and in connection therewith determining the terms of any Member Loans;
          (n) Loaning Company or Subsidiary funds or assets, but the foregoing does not preclude the Managers’ ability to encumber the Company’s assets as security for loans to the Company in a manner consistent with the Approved Budget/Plan;
          (o) Incurring indebtedness for borrowed money or any other amounts payable as a debtor, borrower, issuer or guarantor pursuant to an agreement or instrument involving or evidencing borrowed money in excess of $5,000,000 per year (which amount may be adjusted by the Management Committee), other than trade debt incurred in the ordinary course of the Company’s business;
          (p) Making any charitable or political donations not specifically set forth in the Approved Budget/Plan;

          (q) Making any material change in accounting or tax policies of the Company except as required by law or to satisfy GAAP;
          (r) Entering into any contracts that involve annual amounts in excess of $2,000,000 per year (which amount may be adjusted by the Management Committee);
          (s) Adopting or revising any component of the Approved Budget/Plan, including the Business Plan and any annual Operating Budget;
          (t) Altering any rights attaching to any Units;
          (u) Issuing any debenture, option, or other securities convertible into Units;
          (v) Entering or purporting to enter into any contract or obligation with any Member or an Affiliate of a Member (including any renewal thereof or any variation in the terms of any existing contract or obligation);
          (w) Admitting the whole or any part of the Units to the board of any recognized stock exchange;
          (x) Approving or adopting any amendments to the Articles of Organization except to the extent required to comply with any Laws;
          (y) Taking any other action for which Management Committee or Member approval is required pursuant to this Agreement; or
          (z) Authorizing, agreeing or committing to do any of the foregoing.
     6.5. Filing of Documents. The Members agree to file or cause to be filed all certificates or documents as may be reasonably determined by the Members to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Nevada, as appropriate, and any other state in which the Company or a Subsidiary may elect to do business.
     6.6. Indemnification and Liability.
          (a) Company Indemnification. The Company agrees to indemnify, defend and hold harmless the Members, the Managers and their Affiliates (which, for purposes of this Section 6.6(a), includes Kirk Kerkorian, Tracinda Corporation and the Kerzner Related Persons) and Management Committee members (each, an “Indemnitee”) for, from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’ fees and costs), judgments, fines, settlements, demands, actions, or suits relating to or arising out of the business of the Company, the development of the Property or the exercise by such Indemnitee of any authority conferred on it hereunder or the performance by such Indemnitee of any of its duties and obligations hereunder, even if such Indemnitee was negligent to the maximum extent permitted under the Act. Notwithstanding anything contained in this Agreement to the contrary, no Indemnitee is entitled to indemnification hereunder with respect to any claim, issue or matter in respect of which such Indemnitee (or the Company as the result of an act or omission of such

Indemnitee) has been finally adjudged (without possibility of further appeal) to be liable for fraud, gross negligence or willful misconduct. In addition, no Manager, Member or its Affiliate, or a Management Committee member is entitled to indemnification as a result of a material breach by such Person of any term or provision of this Agreement, the Members acknowledging that the remedies of the Members for a breach of this Agreement are as set forth in Section 7.5 below.
          (b) Liability. An Indemnitee will not be liable, responsible, accountable in damages or otherwise to the Company or the Members for any act or failure to act in connection with the Company and its business unless such act or omission (i) constitutes gross negligence, willful misconduct and/or fraud by such Person, or (ii) causes a material breach by such Person of any material term or provision of this Agreement.
          (c) Terms of Indemnification. Each indemnity provided for under this Agreement is subject to the following provisions:
               (i) The indemnity will cover the costs and expenses of the Indemnitee, including reasonable attorneys’ fees and costs, related to any actions, suits or judgments incident to any of the matters covered by such indemnity.
               (ii) The Indemnitee must notify the Company of any claim against the Indemnitee covered by the indemnity within forty-five (45) days after the Indemnitee has notice of such claim, but failure to notify the Company in no case prejudices the rights of the Indemnitee under this Agreement unless the Company is prejudiced by such failure and then only to the extent the Company is prejudiced by such failure. If the Company fails to discharge or undertake to defend the Indemnitee against such liability upon learning of such liability, then the Indemnitee may settle such liability, and the liability of the Company hereunder will be conclusively established by such settlement, which liability will include both the settlement consideration and the reasonable costs and expenses, including reasonable attorneys’ fees and costs, incurred by the Indemnitee in effecting such settlement.
               (iii) No indemnity hereunder may be construed to limit or diminish the coverage of any Member under any insurance obtained by the Company. Payment under any such policy is not a condition precedent to any indemnification provided in this Agreement.
     6.7. Compensation
          (a) Compensation. Unless expressly provided for in this Agreement or approved by the Management Committee’s consent, no Member or Manager, nor any Affiliate of any of them, shall be paid any compensation for its management services to the Company.
          (b) Reimbursable Expenses.
               (i) The Company shall reimburse the Managers for all actual out-of-pocket expenses incurred in connection with the carrying out of the Managers’ duties set forth in this Agreement, including all costs incurred by the Managers during the Pre-Development Period, which costs shall constitute Pre-Development Expenses, so long as such costs are approved by the Management Committee or otherwise included in the Approved Budget/Plan.

In the case of Pre-Development Expenses, to the extent that KERZNER JV counts the Pre-Development Expenses towards the satisfaction of its obligation to make its initial Capital Contributions under Section 3.2(b)(i), then KERZNER JV shall not be entitled to a reimbursement of such Pre-Development Expenses.
               (ii) Reimbursable costs and expenses under this Section 6.7(b) include all actual out-of-pocket costs and expenses (which, for the sake of clarification, shall include no allocation of overhead or similar costs) and the costs of any employees whose involvement is pre-approved or included the Approved Budget/Plan and who are dedicated to the project on a full-time basis for at least three (3) consecutive months and any such costs or expenses incurred during the Pre-Development Period shall constitute Pre-Development Expenses. Employee costs shall include the employees’ salaries, pro-rated bonuses in amounts consistent with past practices, and costs of employee benefits such as health, life and disability insurance premiums, contributions to 401k or retirement plans and the like, but such costs shall not include any costs associated with equity incentive plans of either Member. Further, reimbursable costs for travel shall not exceed the cost of first-class travel on a commercial carrier.
          (c) Expense Audits. All reimbursable expenses, including the Pre-Development Expenses, shall be subject to audit and review at the request of either Member.
     6.8. Amendment of Agreement. This Agreement may be amended or modified only by a written agreement signed by each of the Members; provided that at such time as both (i) MGM JV is no longer entitled to appoint any members to the Management Committee and (ii) KERZNER JV meets the KERZNER Management Prerequisites, this Agreement may be amended by KERZNER JV, without the consent of any other Member, to provide for the establishment of a “Reserve Fund” to pay for FF&E and routine capital expenditures, consistent with the principles set forth on Schedule 6.8.
     6.9. Standard of Care.
          (a) The Managers shall direct the Company’s management team to conduct the business of the Company on a day-to-day basis and perform the duties assigned to it under this Agreement in accordance with the standard of care of prudent and experienced third-party asset managers performing similar functions in accordance with customary industry standards, and will use commercially reasonable efforts to conduct the business of the Company in a manner consistent with the Approved Budget/Plan.
          (b) Unless otherwise specifically provided in this Agreement, whenever hereunder a Manager or Member is required or permitted to make a decision, take or approve an action or omit to do any of the foregoing: (i) in its sole discretion, such Member or Manager shall be entitled to consider only such factors and interest, including its own, as it desires, and shall have no duty or obligation to consider any other interest (including the interest of any other Member) or factors whatsoever, (ii) with an express standard of behavior (including standards such as “reasonable” or “good faith”), then such Member or Manager shall comply with such express standard, or (iii) without any express standard, then, in the case of a Member, such Member shall be obligated to act in good faith, and, in the case of a Manager, such Manager shall be obligated to act consistently with the standards set forth in Section 6.9(a).

          (c) Without limiting the foregoing, each Member agrees that the standards set forth in this Section 6.9 are intended to supersede any fiduciary obligations that would otherwise apply to the Members under any applicable Law (excluding any fiduciary duty for the benefit of the Company required of Members’ Affiliates pursuant to any written contract between such Affiliates and the Company).
     6.10. Transactions with Affiliates. The Managers may employ or retain, or enter into any transaction or contract with, any Member or any officer, employee or Affiliate (which, for the purposes of this Section 6.10 includes Tracinda Corporation and its Affiliates and the Kerzner Related Persons) of any Member, provided that (i) the compensation and other terms and conditions of any such arrangement are no less favorable to the Company than those that could reasonably be obtained at the time from an unrelated party providing comparable goods or services; and (ii) the Manager obtains specific approval for such transaction from the Management Committee prior to entering into such arrangement.
     6.11. Independent Activities.
          (a) General Scope of Independent Activities. The Members hereby expressly agree and acknowledge that each of the Members, either directly or through the Member’s Affiliates (which, for the purposes of this Section 6.11 includes Kirk Kerkorian, Tracinda Corporation and its Affiliates, and the Kerzner Related Persons), is involved in transactions, investments and business ventures and undertakings of every nature, which include the managing and operating of Gaming businesses and other related activities such as retail and room rental and the ownership, construction, development, marketing, sale and operation of real property and improvements of every type and nature thereon, as well as activities which are not associated in any manner with the Gaming business or real estate (all such investments and activities being referred to hereinafter as the “Independent Activities”).
          (b) Waiver of Rights with Respect to Independent Activities. Nothing in this Agreement shall be construed to: (i) prohibit any Member or the Member’s Affiliates (or the member of a Member and such member’s Affiliates) from continuing, acquiring, owning or otherwise participating in any Independent Activity that is not owned or operated by the Company, even if such Independent Activity is or may be in competition with the Company; or (ii) require any Member or the Member’s Affiliates (or the member of a Member and such member’s Affiliates) to allow the Company or any other Member to participate in the ownership or profits of any such Independent Activity. To the extent any Member would have any rights or claims against any other Member as a result of the Independent Activities of such Member or such Member’s Affiliates (or the member of a Member and such member’s Affiliates), whether arising by statute, common law or in equity, the same are hereby waived.
          (c) Limitation on Company Opportunities. Each Member hereby represents and warrants to the other Member that it has not been offered, as an inducement to enter into this Agreement, the opportunity to participate in the ownership or profits of any present or future Independent Activity of any kind whatsoever of such other Member or such other Member’s Affiliates.

           (d) Acknowledgment of Reasonableness. The Members hereby expressly acknowledge, represent and warrant that they are sophisticated investors, they understand the terms, conditions and waivers set forth in this Section 6.11 and that the provisions of this Section 6.11 are reasonable, taking into account the relative sophistication and bargaining position of the Members.
     6.12. Management Employees of the Company. The Company shall maintain an incentive compensation plan for executive management of the Company, which plan will be on such terms as the Management Committee may approve from time to time. In the event that an employee of Kerzner International or MGM MIRAGE or their respective Affiliates are seconded to the Company, the Company shall pay such employees’ fully-loaded costs, including any incentive compensation under the Company’s executive incentive compensation plan (but excluding any costs associated with equity incentive plans of either Kerzner International or MGM MIRAGE), with the understanding that such secondees will return to his or her seconding employer following his or her tenure with the Company.
     6.13. Additional Arrangements.
          (a) MGM Support Arrangements. Schedule 6.13(a)(i) sets forth the terms of an Agreement between the Company and MGM MIRAGE relating to support arrangements with MGM MIRAGE and its Affiliates. In connection with adopting the initial Approved Budget/Plan, the Company and MGM MIRAGE shall negotiate in good faith to enter into a more definitive agreement relating to the support arrangements set forth on Schedule 6.13(a)(i), including the consideration and other terms relating to such support arrangements, but in any event the parties do not intend such terms to include allocation of overhead or similar costs. In addition, and to the extent requested by the Company, MGM JV agrees to discuss in good faith with the Company the provision by MGM MIRAGE of certain other services, including those services set forth on Schedule 6.13(a)(ii) and to negotiate in good faith to enter into one or more support agreements with MGM MIRAGE and its Affiliates covering such services, including the matters set forth on such schedule and on the terms set forth on such schedule, where applicable, but in any event the parties do not intend such terms to include allocation of overhead or similar costs.
          (b) Joint Marketing Arrangements. The Company agrees to negotiate in good faith to enter into an agreement with MGM MIRAGE and Kerzner International covering the matters set forth on Schedule 6.13(b) and on the terms set forth on such schedule.
          (c) Effect of Failure to Enter into Additional Arrangements. If the parties cannot enter into an agreement in connection with the support arrangements as set forth in Section 6.13(a)(ii) or the joint marketing arrangements as set forth in Section 6.13(b), such failure shall not be deemed to result in the termination of this Agreement.
          (d) Breach. The Members and Managers hereby acknowledge that the breach by a party of any Related Agreement (other than the Guarantee) shall not be considered a default under this Agreement.

     6.14. Right to Exercise Remedies. The Manager appointed by MGM JV shall have the sole and exclusive right, on behalf of the Company and all subsidiaries, to exercise all remedies of the Company and any subsidiaries under this Agreement or the operating agreement of any subsidiary against KERZNER JV or its Affiliates. Similarly, the Manager appointed by KERZNER JV shall have the sole and exclusive right, on behalf of the Company and all subsidiaries, to exercise all remedies of the Company and any subsidiaries under this Agreement or the operating agreement of any subsidiary against MGM JV or its Affiliates.
ARTICLE 7 THE MEMBERS
     7.1. Meetings of the Members. Meetings of the Members will be held on the call of a Manager or one or more non-Defaulting Members, provided that at least ten (10) Business Days’ notice must be given to all Members with respect to any meeting, and provided further that any Member may require that such meeting be held by telephone. A waiver of any required notice is equivalent to the giving of such notice if such waiver is in writing and signed by the Member entitled to such notice, whether before, at or after the time stated therein. The Members may make use of telephones and other electronic devices to hold meetings, provided that each Member may simultaneously participate with the other Members with respect to all discussions and votes of the Members. The Members may act without a meeting if the action taken is reduced to writing (either prior to or thereafter) and approved and signed by the required vote of Members in accordance with the voting provisions of this Agreement. Written minutes will be taken at each meeting of the Members; however, any action taken or matter agreed upon by the Members will be deemed final, whether or not written minutes are prepared or finalized.
     7.2. Voting of the Members. Unless this Agreement expressly states otherwise, all votes, actions, approvals, elections and consents required in this Agreement to be made by the Members will be effective when approved by the Management Committee. Except as specifically set forth in this Agreement, no Member shall have the right to vote on any matters.
     7.3. Other Business Interests of the Members. Except as set forth in Section 6.2 above, this Agreement may not be construed to grant any right, privilege or option to a Member to participate in any manner in any other business, corporation, partnership or investment in which the other Members or their Affiliates may participate including those which may be the same as or similar to the Company’s business or in direct competition therewith including the ownership and development of parcels adjacent to the Property. Each Member expressly waives the doctrine of corporate opportunity (or any analogous doctrine) with respect to any other such business, corporation, partnership or investment of any other Member or such Member’s Affiliate; provided that this waiver and all other terms and conditions of this Agreement will not restrict or otherwise affect any party’s rights, obligations and duties under any employment or consulting agreement with the Company.
     7.4. Rights and Obligations of Members.
          (a) Limitation of Liability. Each Member’s liability for the debts, obligations and liabilities of the Company is limited as set forth in the Act and other applicable Law.

          (b) Confidentiality. Except as contemplated hereby or required by the Gaming Laws, Gaming Authorities having jurisdiction over any Member or any of their Affiliates or a court of competent authority, each Member must keep confidential and not disclose or use, and must use its commercially reasonable efforts to prevent such Member’s Affiliates (which, for purposes of this Section 7.4(b), includes Tracinda Corporation and its Affiliates and the Kerzner Related Persons) and any of such Member’s, or such Member’s Affiliates’, present or former employees, agents and representatives, from disclosing or using, without the prior written authorization of the Company, any information pertaining to this Agreement, any of the transactions contemplated hereby or the business of the Company, provided that each Member shall be permitted to share pertinent documents relating to the Company with third-party advisors so long as such third-party advisors agree to be bound by the confidentiality requirements of this Section 7.4(b). The term “confidential information” is used in this Section 7.4 to describe information that is confidential, non-public or proprietary in nature, is provided to such Member or such Member’s representative by the Company, any other Member, or any such Person’s agents, representatives, members or employees, and relates either directly or indirectly to the Company, the Member or any member of a Member and/or any of their respective Affiliates. Notwithstanding anything herein to the contrary, the Members acknowledge that the Members or their Affiliates may be publicly-traded companies and nothing in this Agreement shall be construed to limit or otherwise circumscribe the taking, by the Members or any Affiliate thereof, of all actions reasonably determined by such Member to be necessary or appropriate to comply with any disclosure obligations relating thereto; provided that the Member making such disclosure shall, or shall cause its Affiliate to, notify the other Member in advance of any such disclosure relating to the Company and to give the other Member a reasonable opportunity to comment on any such disclosure. This provision shall survive the termination or expiration of this Agreement in perpetuity for as long as information shall remain confidential information. The obligations not to use or disclose confidential information shall not apply to information of a Member which (a) has been made previously available to the public by such Member or its Affiliates or becomes generally available to the public, other than as a result of a breach of this Agreement or any other confidentiality agreement between the Members or their respective Affiliates, (b) prior to disclosure to any other Member or its respective Affiliates, was already rightfully in any such other Member’s possession, or the possession of any Affiliate of such other Member, (c) is obtained by such other Member from a third party on a non-confidential basis who is not known by such other Member after due inquiry to be in violation of any contractual, legal or fiduciary obligation to the first Member with respect to such confidential information and (d) is disclosed to a potential transferee in connection with a potential Transfer permitted under Article 9 so long as such potential transferee agrees to keep such information confidential.
     7.5. Defaulting Member.
          (a) Events of Default. The occurrence of any of the following events constitutes an event of default and the Member so defaulting (herein referred to as the “Defaulting Member”) will thereafter be deemed to be in default without any further action whatsoever on the part of the Company or the other Members: (i) attempted dissolution of the Company by such Member other than pursuant to the express provisions of this Agreement; (ii) a Bankruptcy as to such Member; (iii) a material breach of a material term or provision of this Agreement by such Member; or (iv) the failure by the Member to make its Capital Contribution in accordance with Section 3.2. For the avoidance of doubt, any actions taken or not taken, or any breach of this Agreement, by a Manager shall not affect the rights of a Member and a Member shall not be considered a Defaulting Member for any purpose under this Agreement by virtue of any actions taken or not taken, or any breach of this Agreement, by a Manager.
          (b) Effect of Default. Notwithstanding anything in this Agreement to the contrary, a Defaulting Member and the Management Committee members appointed by such Defaulting Member do not have any voting, approval or consent rights with respect to any matters set forth in this Agreement, including but not limited to all approval and consent rights set forth in Article 6 and Article 7, provided that except as specifically set forth in this Agreement, the non-Defaulting Member may not (either directly or through its designees appointed to the Management Committee) use its unanimous voting power to amend this Agreement except to the extent reasonably necessary if the amendments (i) are of a ministerial nature, (ii) do not adversely affect the Members in any material respect or (iii) are required by law or regulations; provided, further if the Non-Defaulting Member approves any additional capital contributions without the consent of the other Member, the Percentage Interests of the Members shall be determined under Section 3.4(b)(i) by substituting “1.0” in place of “1.5” in the definition of “Adjusted Additional Percentage Interest”. The Defaulting Member’s right to vote and the vote of its Management Committee members will be reinstated if and when the Defaulting Member’s default is cured in accordance with the provisions of this Agreement.
          (c) Remedies on Default. Upon the occurrence of a default by a Member the non-Defaulting Member and the Company have all rights and remedies available at law and in equity and may institute legal proceedings against the Defaulting Member with respect to any damages or losses incurred by the Company or any non-Defaulting Member, and/or the non-Defaulting Member may cause the Company to dissolve and liquidate in accordance with the provisions of Article 10. The Company is entitled to reasonable attorneys’ fees and costs incurred in connection with any such action. Further, if the default results from the failure of the Member to make all or any portion of a required additional Capital Contribution under Section 3.2 above, then the remedies set forth in Section 3.4 shall apply.
          (d) Notice and Opportunity to Cure. Notwithstanding anything contained herein to the contrary, upon the occurrence of a default by a Member, the non-Defaulting Member shall so notify the members of such Member, and any of such members may cure such default. The non-Defaulting Member shall not take any action against the Defaulting Member until the non-Defaulting Member has so notified the members of the Defaulting Member of the default and, in the case of a payment default, provided fourteen (14) Business Days in which to cure such default and, in the case of any other default, provided thirty (30) days in which to cure such default. In the case of a payment default, the default shall not be considered cured unless interest is paid on the payment to the Company for the duration of the default at the Default Interest Rate. If a non-payment default cannot reasonably be cured within thirty (30) days, then the members of such Defaulting Member shall have an additional thirty (30) days, so long as they proceed with all reasonable diligence.
     7.6. Member Determined Unsuitable or Unqualified by a Gaming Authority. Upon final determination by a Gaming Authority that a Member is unsuitable to own an interest in the Company (“Determination Date”), then the Company or the other Member shall, subject to the receipt of all Gaming Approvals, have the right to purchase such Member’s Units at a price equal to (i) if the date of the repurchase is on or before the first anniversary of the Signing Date, the Capital Contributions made by the Member net of any distributions made to the Member as of the repurchase date; (ii) if the date of the repurchase is after the first anniversary of the Signing Date, the Appraised Value of the Units; or (iii) as may be otherwise ordered by a Gaming Authority; provided that, notwithstanding the transfer restrictions set forth in Article 9, in the event the unsuitability relates to a member of a Member, the other members of such Member shall first have the opportunity to purchase such unsuitable member’s interest in the Member prior to the Company or the other Member becoming entitled to exercise such remedy. The “Appraised Value” shall be an amount equal to the such Member’s Percentage Interest multiplied by the fair market value of the Company, which shall represent the amount that a single purchaser unrelated to any Member would reasonably be expected to pay for the Company business and assets as a going concern, subject to all existing indebtedness, liens and encumbrances, in a single cash purchase, taking into account the current condition, use and net income of the Resort and after taking into account any expenses relating to the purchase of such Member’s Units. If the Members are unable to mutually agree upon the Appraised Value within thirty (30) days after the Determination Date, each Member shall select a reputable Member of the Appraisal Institute (“MAI”) appraiser to determine the Appraised Value. The two appraisers shall furnish the Members with their written appraisals within forty-five (45) days of their selection, setting forth their determinations of the Appraised Value as of the Determination Date. If the higher of such appraisals does not exceed the lower of such appraisals by more than ten percent (10%), the Appraised Value shall be the average of the two appraisals. If the higher of such appraisals exceeds the lower of such appraisals by more than ten percent (10%), the two appraisers shall, within twenty (20) days, mutually select a third reputable MAI appraiser. The third appraiser shall furnish the Members with its written appraisal within forty-five (45) days of its selection, and the Appraised Value shall be the average of the three appraisals. The cost of the appraisals shall be borne equally by the Members. The determination of the Appraised Value in accordance with this Section 7.6 shall constitute a final and non-appealable arbitration. The closing of the purchase and sale of the Units of the Member pursuant to this Section 7.6 shall occur not later than ninety (90) days after determination of the Appraised Value, or such other time as may be directed by the Gaming Authorities. At the closing, such Member shall deliver to the other Member good title to its Units, free and clear of any Encumbrances.
ARTICLE 8 BOOKS, RECORDS, REPORTS AND ACCOUNTING
     8.1. Records. The Managers shall keep or cause to be kept at the Principal Office of the Company the following: (a) a current list of the full name and last known business, residence or mailing address of each Member; (b) a copy of the Company’s initial Articles of Organization and all amendments thereto; (c) copies of all written operating agreements and all amendments thereto, including any prior written operating agreements no longer in effect; (d) copies of any written and signed agreements by the Members to make Capital Contributions to the Company; (e) copies of the Company’s federal, state and local income tax returns and reports, if any, for the six most recent years; (f) copies of any prepared financial statements of the Company for the six most recent years; and (g) minutes (if reduced to writing) of every meeting of the Management Committee or the Members as well as any written consents of the Management Committee or the Members to actions without a meeting. Any such records maintained by the Company may be kept on or be in the form of any information storage device, provided that the records so kept are convertible into legible written form within a reasonable period of time. Each Member has the right to inspect the records of the Company described in this Section 8.1 in person at the Principal Office of the Company upon twenty-four (24) hours’ notice. Upon request of a Member, the Company will photocopy and send any requested Company records to that Member, provided that the requesting Member pays to the Company any actual out-of-pocket costs incurred by the Company in complying with such request.
     8.2. Fiscal Year and Accounting. The Fiscal Year of the Company is the calendar year unless otherwise required by applicable Law. All amounts computed for the purposes of this Agreement and all applicable questions concerning the rights of Members will be determined using the method of accounting employed by the Company for federal income tax purposes. The Managers, except as specifically provided to the contrary herein, will make all decisions as to other accounting matters.
     8.3. Preparation of Tax Returns. The CFO will arrange, at the expense of the Company, for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for income tax purposes and cause to be furnished to the Members the tax information reasonably required for income tax reporting purposes. As promptly as practicable, but in any event by March 31 of each Fiscal Year, the CFO shall cause to be prepared and distributed to each Member all information necessary for the preparation of such Member’s federal and state income tax returns, including an Internal Revenue Service Schedule K-1 and any other statement showing such Member’s share of income, gains, losses, deductions and credits for such year for federal and state income tax purposes and the amount of any distributions made to or for the account of such Member pursuant to this Agreement. The classification, realization and recognition of income, gain, losses and deductions and other items, for federal income tax purposes, will be on that method of accounting as the Management Committee determines or such other method as is required by the Code.
     8.4. Tax Elections.
          (a) At the request of any Member, the CFO shall elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of any Company property as described in Section 734 of the Code or a transfer by any Member of its Units in the Company (or a direct or indirect transfer of an interest in a Member) as described in Section 743 of the Code.
          (b) The CFO, on behalf of the Company, shall from time to time make such other tax elections as it deems necessary or desirable to carry out the business of the Company or the purposes of this Agreement, provided that the CFO shall not make any material election without the consent of the senior tax officers of MGM MIRAGE, Kerzner International, and Istithmar, which consent shall not be unreasonably withheld.
     8.5. Tax Controversies. Kerzner JV shall be the Tax Matters Partner so long as the Kerzner Management Prerequisites are satisfied. At such time as the Kerzner Management Prerequisites are not satisfied, the Management Committee shall appoint the Tax Matters Partner. The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct those proceedings. The Tax Matters Partner agrees to promptly notify the Members upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Company’s affairs, to consult with the Members regarding the progress of any audit, to allow the Members to participate in any such audit, and not to settle any tax matters without the written consent of the senior tax officer of the other Member, such consent not to be unreasonably withheld.
     8.6. Reports. Within twenty (20) days after the end of each Fiscal Year, within fifteen (15) days after the end of each of the first three fiscal quarters thereof, and within twelve (12) days after the end of each calendar month other than March, June, September and December, the CFO shall cause the Management Committee Members to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period and a statement of income or loss for the Company for such period. Quarterly and annual statements shall also include a statement of the Members’ Capital Accounts and changes therein for such Fiscal quarter or Fiscal Year, as applicable. Annual statements shall be audited by the Company’s accountants, and shall be in such form as shall enable the Members to comply with all reporting requirements applicable to either of them or their Affiliates under the Securities Exchange Act of 1934, as amended. The audited financial statements of the Company shall be furnished to the Members within fifty (50) days after the end of each Fiscal Year.
ARTICLE 9 TRANSFERS, WITHDRAWALS
     9.1. Restrictions on Transfers. Except as set forth in Section 9.2, no Transfers are permitted prior to the end of the third complete Fiscal Year following the Opening Date (the “Transfer Restriction Lapse Date”; provided that in the case of Istithmar (and the Istithmar Member), the Transfer Restriction Lapse Date shall mean the Opening Date; provided further that if, prior to the end of the third complete Fiscal Year following the Opening Date, Istithmar desires to effect a Transfer under the terms of this Agreement and at the time of such Transfer Istithmar has outstanding obligations to, or for the benefit of, the Company, then Istithmar may not effect such Transfer unless (A) the proposed transferee has creditworthiness at least as favorable as that of Istithmar (as determined in the reasonable judgment of MGM JV and Kerzner Concepts Limited) and agrees to assume such obligations of Istithmar or (B) Istithmar agrees to remain liable with respect to such obligations). Following the Transfer Restriction Lapse Date, Transfers are permitted, subject to the conditions and restrictions set forth in Section 9.3 and to compliance with the terms of the right of first offer set forth in Section 9.6.
     9.2. Permitted Transfers. Subject to the conditions and restrictions set forth in Section 9.3 below, Units may be Transferred, directly or indirectly, to (i) any other Member, (ii) the Company, or (iii) any Permitted Transferee.
          (a) As a condition to the Transfer to a Permitted Transferee, each Permitted Transferee of any Member to which Units are Transferred shall agree to Transfer back to such Member (or to another Permitted Transferee of such Member) any Units it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Member.

          (b) MGM MIRAGE, Kerzner International, Istithmar (and the Istithmar Member) or any Member may, directly or indirectly, pledge its Units as collateral to lenders in connection with the financing contemplated by Sections 3.2(a)(iii)(D) and 3.2(b)(ii)(F) or in connection with any bona fide financing transaction by Kerzner International, MGM MIRAGE or Istithmar or any of their subsidiaries; provided that, any agreement entered into with a lender in connection with such pledge will provide that in the event the lender seeks to enforce such pledge, the non-pledging Members would have a pro rata right of first offer in accordance with the procedures set forth in Section 9.6, in priority to the lender’s right to foreclose, in respect of the Units subject to the lender’s pledge. To the extent such non-pledging Members do not acquire the entirety of any Units subject to such pro rata right of first offer, the lender, upon foreclosure may acquire, subject to the conditions and restrictions set forth in Section 9.3 below, the remaining portion of the stake not acquired pursuant to such pro rata right of first offer and shall adhere to all of the obligations under this Agreement (including the transfer restrictions set forth herein); provided further that, upon foreclosure the lender will not have any right to vote any of its Units on any matter to be voted on by the Members and will not have any right to appoint or designate any members of the Management Committee.
     9.3. Conditions to Transfers. A Transfer will not be treated as a Transfer permitted under this Article 9 unless and until all of the following conditions are satisfied:
          (a) The transferor and transferee execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and the transferee executes and delivers to the Company a joinder to this Agreement in a form reasonably satisfactory to the Company to be bound by the terms and conditions of this Agreement to the same extent that the transferring Member was so bound. In all cases, the transferor and/or transferee must reimburse the Company for all costs and expenses that the Company incurs in connection with such Transfer.
          (b) The transferor and transferee must furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally-required information statements or returns. Without limiting the generality of the foregoing, the Company is not required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until the Company has received such information.
          (c) The Transfer would not, in the opinion of counsel chosen by the Company, result in the termination of the Company within the meaning of Section 708 of the Code.
          (d) The Units to be Transferred must be registered under the Securities Act and any applicable state securities Laws, or, unless waived by the non-transferring Members, the transferor must provide to the Company an opinion of counsel, which opinion and counsel must be reasonably satisfactory to the non-transferring Member, to the effect that such Transfer is exempt from registration under the Securities Act and any other applicable state securities Laws.

          (e) In the case of a Transfer to a Tier I Competitor, the non-Transferring Member must consent to such Transfer.
          (f) All Gaming Approvals required under Gaming Laws to effect a Transfer must be obtained prior to such Transfer.
          (g) Notwithstanding anything to the contrary in this Agreement, no Member shall be permitted to Transfer its Units or any portion thereof to the extent such Transfer would be in violation of applicable Law (including securities laws and regulations and all Gaming Laws) or would cause a default under any agreement or instrument to which the Company or any Subsidiary is a party or by which it is bound.
     9.4. Prohibited Transfers. Any purported Transfer of Units that is not made in compliance with the applicable provisions of Section 9.1, Section 9.2, and Section 9.6 shall be null and void and of no force or effect whatsoever.
     9.5. Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article 9, Profits, Losses, each item thereof and all other items attributable to the Transferred Units for such Fiscal Year will be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any convention permitted by law and selected by the Management Committee. All distributions on or before the date of such Transfer will be made to the transferor and all distributions thereafter will be made to the transferee. Solely for purposes of making such allocations and distributions, the Company will recognize such Transfer not later than the end of the calendar month during which the Company is given notice of the Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company will recognize the Transfer as of the date of the Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Managers may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items will be allocated, and all distributions will be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor the Managers will incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.5, whether or not the Managers or the Company have knowledge of any Transfer of ownership of any Units.
     9.6. Right of First Offer.
          (a) Notice. A Member or Indirect Owner desiring to directly or indirectly Transfer Units (other than pursuant to Section 9.2) (a “Disposing Member”) shall first provide to the other Members and the Company prior written notice of the Member or the Indirect Owner’s, as applicable, intention to make a Transfer of Units (the “Disposition Notice”), which shall set forth the number of Units proposed to be Transferred (it being understood that in the case of a Transfer by an Indirect Owner, the number of Units proposed to be Transferred shall be calculated on a look-through basis) (the “Offered Units”).

          (b) Option to the Non-Disposing Member. Upon receipt of the Disposition Notice, the other Member (or its designees that are Permitted Transferees) (the “Non-Disposing Member”) has the right, exercisable within sixty (60) days after receipt of the Disposition Notice (the “Offer Period”), to offer to purchase for cash all, but not less than all, of the Offered Units by giving written notice to the Disposing Member (the “Offer Notice”) and stating the terms (including the cash purchase price per Unit) for which the Non-Disposing Member irrevocably offers to purchase all of the Offered Units. The Disposing Member may elect to accept the offer stated in the Offer Notice by giving written notice (the “Acceptance Notice”) to the Non-Disposing Member within thirty (30) days after receipt of the Offer Notice. The delivery of the Acceptance Notice shall result in a binding contract between the Disposing Member and the Non-Disposing Member at the price stated in the Offer Notice. Within sixty (60) days following the receipt of the Acceptance Notice or, if later, the receipt of any required Gaming Approvals, the Disposing Member and the Non-Disposing Member shall complete the sale and purchase of the Units.
          (c) Sale to a Third Party. In the event that the Disposing Member does not accept the offer set forth in the Offer Notice (or if the Non-Disposing Member does not deliver an Offer Notice within the time period contemplated by Section 9.6(b)), the Disposing Member shall have the right to Transfer the Units to a third party for cash at a price that is not less than the price set forth in the Offer Notice and other terms and conditions that are not less favorable in the aggregate than the terms and conditions set forth in the Offer Notice (or, if no Offer Notice was delivered pursuant to Section 9.6(b), at any price and terms and conditions); provided that the consummation and closing of such sale must occur within one hundred eighty (180) days after expiration of the Offer Period, provided, further that such 180-day period may be extended to allow for obtaining any necessary Gaming and regulatory approvals as long as the Disposing Member and the proposed transferee of the Disposing Member’s Units are using commercially reasonable efforts to obtain such approvals. If such sale of the Units is not closed within such 180-day period, or if the Disposing Member wishes to enter into a contract to sell the Units on terms less than the price set forth in the Offer Notice or on terms and conditions less favorable in the aggregate than set forth in the Offer Notice, then any subsequent sale of the Units by the Disposing Member may be effected only after again complying with the conditions of this Section 9.6.
     9.7. Consequence of Certain Transfers. If as a result of any direct or indirect transfer of Units, including any Transfers that are permitted under this Article 9 or any transfers of any direct or indirect interest in the Units that do not constitute a “Transfer” due to clause (a) or (b) of the definition of Transfer, a Tier I Competitor or Tier II Competitor acquires, directly or indirectly, a controlling interest in the Member, in the case of an indirect transfer of Units, or Units of the Company, in the case of a direct transfer of Units, then, notwithstanding anything to the contrary in this Agreement, the following shall apply:
          (a) The Member with respect to which a controlling interest has been acquired by a Tier I Competitor or Tier II Competitor, in the case of an indirect transfer of Units, and Tier II Competitor, in the case of a direct Transfer to Tier II Competitor, will not be entitled to (x) appoint any members to the Management Committee, and any Management Committee member previously appointed by such Member will be removed immediately and with no further action, (y) appoint a Manager, or (z) vote on any matters on which the Members or the Management

Committee are entitled to vote except that such Member or Tier II Competitor, as the case may be, shall have the right to vote on the matters specified under Subsections (f), (g), (i), (k), (q), (t), (u), (v), (w), or (x), of Section 6.4 and neither the Company nor any Manager may take any actions in connection with the foregoing matters without the consent (not to be unreasonably withheld) of such Member or Tier II Competitor, as the case may be. At any time in which the provisions of this Section 9.7(a) apply to a Member or Tier II Competitor, in the event that the Management Committee approves any additional capital contribution, the failure by such Member or Tier II Competitor, as the case may be, to satisfy such capital contributions shall be subject to the provisions of Section 3.4(b)(i) provided that the Percentage Interests of the Members shall be determined under Section 3.4(b)(i) by substituting “1.0” in place of “1.5” in the definition of “Adjusted Additional Percentage Interest”.
          (b) At any time that a Member with respect to which a controlling interest has been acquired by a Tier I Competitor or Tier II Competitor is no longer controlled by a Tier I Competitor or a Tier II Competitor, the provisions of Section 9.7 shall no longer apply to such Member and such Member shall be entitled to all of the rights to which such Member was entitled to prior to the provisions of Section 9.7 becoming applicable to such Member. In addition, in the case of a direct Transfer to Tier II Competitor, at any time that Tier II Competitor transfers its Units in a manner permitted under this Agreement to a transferee that is not a Tier I Competitor or an Affiliate that is controlled by a Tier II Competitor, the provisions of Section 9.7 shall not apply to such transferee and such transferee shall be entitled to all the rights to which the Member transferring its Units to a Tier II Competitor was entitled to before the Transfer to the Tier II Competitor.
ARTICLE 10 LIQUIDATION AND WINDING UP; MERGER
     10.1. Dissolution. The Company will dissolve only upon:
          (a) The Management Committee’s approval;
          (b) the occurrence of any event that makes it unlawful for the business of the Company to be carried on or for the Members to carry on the business of the Company;
          (c) the sale or other disposition of all or substantially all of the Company’s assets and properties and the collection of all notes received in connection with such sale or other disposition;
          (d) the final and non-appealable denial of the Company’s application for any Nevada Gaming registration and/or license for the Resort or, after issuance, the final and non-appealable revocation of any such registration and/or license;
          (e) the issuance of a final and non-appealable order or directive of a governmental agency of any jurisdiction, including the Nevada Gaming Authorities, disqualifying a Member from holding any registration, license, approval or permit required for the business of the Company, or directing that the other Company or any of its Affiliates terminate its relationship with such Member;

          (f) the failure or inability of a Member, its officers, directors, key employees or direct or indirect owners or the officers, directors or key employees of its direct or indirect owners to obtain any registration, license, approval or permit required for the business of the Company or any other event involving a Member that results in the Company or such Member becoming unable to conduct the Gaming business of the Resort; or
          (g) at the request of any Non-Defaulting Member if the Closing Date has not occurred by the date that is eighteen months after the Signing Date (such date, as may be extended pursuant to the immediately succeeding proviso, the “End Date”); provided that in the event that the Closing Date has not occurred within eighteen months after the Signing Date, KERZNER JV may elect to delay the right of MGM JV to dissolve the Company pursuant to this Section 10.1(g) until May 8, 2009 by providing written notice of such election to MGM JV at any time prior to the eighteen month anniversary of the Signing Date (it being understood that notwithstanding the election by KERZNER JV to extend the End Date, KERZNER JV shall have the right to cause the dissolution of the Company pursuant to this Section 10.1(g) at any time following the date that is eighteen months after the Signing Date by providing written notice to MGM JV).
     10.2. Liquidation. Upon dissolution of the Company, the business and affairs of the Company will be wound up and liquidated as rapidly as business circumstances permit, the Managers or a Person (who may be an officer or Affiliate of a Member) designated by the Managers, will act as the liquidating trustee (the “Liquidating Trustee”), and the assets of the Company will be liquidated and the proceeds thereof paid (to the extent permitted by applicable Law) in the following order:
          (a) First, to creditors, including Members that are creditors, in the order of priority as required by applicable Law (it being understood that prior to the Closing Date, (i) KERZNER JV shall be considered a creditor to the Company for one-half of the Pre-Development Expenses and (ii) that MGM JV shall be considered a creditor to the Company for one-half of the Excess Carrying Costs to the extent such Excess Carrying Costs are required to be paid by the Company pursuant to the second sentence of Section 3.8);
          (b) Second, to a reserve for contingent liabilities to be distributed at the time and in the manner as the Liquidating Trustee determines in its discretion; and
          (c) Third, to the Members in accordance with the positive balance of each Member’s Capital Account as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs, including any Capital Account adjustments associated with the allocation of Profits and Losses with respect to any sale, transfer or other taxable disposition of any Company property. Any such distributions to the Members in respect of their Capital Accounts shall be made within the time requirements of Section 1.704-1(b)(3)(ii)(b)(2) of the Regulations. If for any reason the amount distributable pursuant to this Section 10.2(c) shall be more than or less than the sum of all the positive balances of the Members’ Capital Accounts, the proceeds distributable pursuant to this Section 10.2(c) shall be distributed among the Members in accordance with the ratio by which the positive Capital Account balance of each Member bears to the sum of all positive Capital Account balances.

     10.3. Liquidating Trust. In the discretion of the Liquidating Trustee, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 10 may be:
          (a) Distributed to a trust established for the benefit of the Members solely for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust may be distributed to the Members from time to time, in the reasonable discretion of the Liquidating Trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 10.2 above; or
          (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts are distributed to the Members as soon as practicable.
The portion of the distributions that would otherwise have been made to each of the Members that is instead distributed to a trust pursuant to clause (a) or withheld to provide a reserve pursuant to clause (b) will be determined in the same manner as the expense or deduction would have been allocated if the Company had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 10.2 above.
     10.4. Deficit Capital Account. Upon liquidation, if any Member has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), such Member has no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit will not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. Each Member agrees to look solely to the assets of the Company for the return of that Member’s Capital Contribution.
     10.5. Filings. Upon the dissolution of the Company, the Company will cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence will continue until the Articles of Dissolution have been filed with the Secretary of State of the State of Nevada as required by the Act or until a decree dissolving the Company has been entered by a court of competent jurisdiction. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to Members, Articles of Dissolution will be executed and filed with the Secretary of State of the State of Nevada as required by the Act.
     10.6. Merger. The Management Committee may approve a plan of merger or consolidation under which the Company (subject to applicable Gaming Laws) will merge or consolidate with or into one or more Persons.
     10.7. Representations and Warranties of the Members. In addition to representations and warranties made by the Members in other sections of this Agreement, each Member hereby represents and warrants that:

          (a) Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation or a limited liability company (as the case may be), duly organized, validly existing, and in good standing under the Law of the jurisdiction of its incorporation or formation and has all power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and is in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Each Member has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid, and binding obligation of such Member enforceable in accordance with its terms.
          (b) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by any Member of the transactions contemplated hereby will (i) conflict with, violate, or result in a breach of, any of the terms, conditions, or provisions of any statute, law, rule, regulation, ordinance, judgment, order, writ, injunction or decree of any arbitrator or governmental authority (whether state, local, federal, and whether written or established by custom or tradition) (collectively, “Law”) applicable to such Member or any of its Affiliates, except for the Gaming Approvals (ii) conflict with, violate, result in a breach of, or constitute a default under, any of the terms, conditions, or provisions of the articles of incorporation, bylaws, or other governing documents of such Member or any of Affiliate thereof, or any material agreement or instrument to which such Member or any Affiliate thereof is a party or by which such Member or any Affiliate thereof is or may be bound or to which any of its material properties or assets is subject, (iii) conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights in, or require any consent, authorization or approval under, any indenture, mortgage, lease agreement, or instrument to which such Member or any Affiliate thereof is a party or by which such Member or any Affiliate thereof is or may be bound, or (iv) result in the creation or imposition of any lien upon any of the material properties or assets of such Member or Affiliate thereof.
          (c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization, or order by, any governmental or regulatory authority (domestic or foreign), that is required in connection with the valid execution, delivery and acceptance by such Member of this Agreement has been completed, made or obtained on or before the Signing Date. Each Member, at its own cost and expense, shall apply for and obtain any and all registrations, approvals, licenses, findings of suitability and permits necessary in connection with the Gaming business conducted by the Company.
          (d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any Affiliate thereof or any of their respective properties, assets, or businesses in any court or before or by any governmental department, agency, or instrumentality (domestic or foreign), or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any Affiliate thereof has not received any currently effective notice of any default, and such Member or any Affiliate thereof is not in default, under any applicable Law which could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.
          (e) Investment Company Act. Such Member is not, and the Company will not as a result of such Member holding Units be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          (f) Securities Laws. Each Member acknowledges that the Units it is acquiring hereunder have not been registered under the Securities Act, or any other state or federal law relating to the sale or offering for sale of securities. Such Member’s acquisition of its Units is being made for its own account for investment, and not with a view to the sale or distribution thereof. Each Member is aware that the Units it is acquiring hereunder cannot be resold without registration under applicable securities laws, or exemption therefrom.
          (g) Investigation. Such Member is acquiring its Units based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise.
     All warranties and representations made pursuant to this Section 10.7 shall survive the Closing Date.
ARTICLE 11 GAMING LAWS
     11.1. Gaming Licensing Matters. Each Member (i) shall, and shall cause its Affiliates to, reasonably cooperate with any investigation by any Gaming Authority having jurisdiction over any Member or any Affiliate of any Member, and use its best efforts to promptly comply with any directives of any such Gaming Authority, and (ii) use its commercially reasonable efforts to cause any transferee of any portion of its Units likewise to so cooperate and comply. Each Member agrees that it shall not intentionally take any action or omit to take any action that would have the effect of adversely affecting any Gaming Approval held by any Member or Affiliate thereof. The Members and their Affiliates shall cooperate in connection with any review of this Agreement by any Gaming Authority, and the Members shall, and shall cause, their respective Affiliates to execute and deliver any further documents or instruments, including amendments to this Agreement, as any Gaming Authority may require. Each Member acknowledges that monetary damages alone would not be adequate compensation for a breach of this Section 11.1 and the Members agree that a non-breaching Member shall be entitled to seek a decree or order from a court of competent jurisdiction for specific performance to restrain a breach or threatened breach of this Section 11.1 or to require compliance by a Member with this Section 11.1.
     11.2. Qualifications.

          (a) Subject to Gaming Laws. If the Company becomes, and for as long as it remains, subject to regulation under any Gaming Laws, ownership of the Company, including the admission of a Member and the issuance or Transfer of Units, shall be subject to the applicable provisions of any applicable Gaming Laws and the receipt of all Gaming Approvals.
          (b) Managers and Officers. The election or appointment of an individual to serve as a manager or officer of, or in any other capacity with, the Company is subject to any Gaming Approvals. For purposes of this Agreement, an individual shall be qualified to serve as a manager, officer or in any other capacity, for so long as that individual is determined to be, and continues to be, qualified and deemed suitable by all Gaming Authorities and under all applicable Gaming Laws. In the event any such individual does not continue to be so qualified and suitable, that individual shall be disqualified and shall cease to be a manager, officer or serve in such other capacity with the Company.
     11.3. Additional Requirements.
          (a) Notwithstanding anything to the contrary expressed or implied in this Agreement, the sale, assignment, transfer, pledge, granting of an option to purchase or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission. If at any time the Nevada Gaming Commission finds that a Member which owns any such interest is unsuitable to hold that interest, the Nevada Gaming Commission shall, pursuant to N.R.S. Section 463.5733(2), immediately notify the Company of that fact. Subject to Section 11.3(c), the Company shall, within ten (10) days from the date that it receives the notice from the Nevada Gaming Commission, return to the unsuitable Member the amount of its capital account as reflected on the books of the Company. Beginning on the date when the Nevada Gaming Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Member: (i) to receive any dividend or interest or any payment or distribution of any kind, including any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (ii) to exercise, directly or through a trustee or nominee, any voting right conferred by such interest; (iii) to participate in the management of the business and affairs of the Company; or (iv) to receive any remuneration in any form from the Company, for services rendered or otherwise.
          (b) Subject to Section 11.3(c), any Member that is found unsuitable by the Nevada Gaming Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall within ten (10) days after the Company receives notice from the Nevada Gaming Commission, return to the Member, in cash, the amount of its capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.
          (c) Notwithstanding anything to the contrary expressed or implied in this Section 11.3, to the extent permitted by applicable Gaming Laws and the Nevada Gaming Authorities, if a Member has been found by the Nevada Gaming Commission to be unsuitable, the Company or the other Member shall have the right to purchase the unsuitable Member’s Units as provided in Section 7.6 of this Agreement. In the event neither the Company nor the other Member exercises its rights to purchase the unsuitable Member’s Units, the unsuitable

Member shall, to the extent permitted by applicable Gaming Laws and the Nevada Gaming Authorities, be permitted to Transfer any or all of its Units to a third-party, subject to the unsuitable Member’s compliance with the provisions of Section 9.3 and provided that such Transfer does not result in any delay in the anticipated opening of the Resort or otherwise cause an interruption in the operations of the Resort.
ARTICLE 12 DISPUTE RESOLUTION
     12.1. Dispute Resolution. The Members commit to each other to resolve any Dispute or other issues in a commercially reasonable manner as promptly as possible and to cause their respective representatives to be readily available to address business issues that arise. Any Dispute not so resolved shall be resolved exclusively under the mediation and arbitration procedures of this Article 12.
     12.2. Commencement of Mediation and Arbitration. Any Member may invoke the mediation and arbitration procedures under the provisions of this Article 12 by giving written notice thereof (a “Dispute Notice”) to the other Member and to the Company, specifying the Dispute to be arbitrated, the nature and amount (if any) of the Dispute and a demand to resolve the Dispute.
     12.3. Mediation. The parties shall attempt in good faith to resolve the Dispute by mediation under the Commercial Mediation Rules of JAMS effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within five Business Days after delivery of the Dispute Notice, the mediator will be selected by JAMS. If the Dispute has not been resolved by mediation within sixty (60) days after delivery of the Dispute Notice (the “Mediation Period”) then the Dispute shall be determined by arbitration in accordance with the provisions of Section 12.2 through Section 12.15.
     12.4. Rules of Arbitration. Any arbitration shall be settled in accordance with the Comprehensive Arbitration Rules and Procedures (the “Rules”) of JAMS in effect on the date of the Dispute Notice, and the federal Arbitration Act, except as specifically modified in this Section 12.4. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in an action brought by a Member, shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes.
     12.5. Selection of Arbitrator. Within ten (10) calendar days of the expiration of the Mediation Period, if any issues in the Dispute Notice have not been resolved, the Members shall select a single arbitrator or a three-member panel exclusively drawn from the JAMS panel of retired judges (individually or collectively, as the case may be, the “Arbitrator”) to hear the Dispute, depending upon the following circumstances: (i) if the Members are able to agree upon one individual, such individual shall be the Arbitrator, (ii) if the Members are not able to agree upon a single Arbitrator, the Member initiating the request for arbitration shall select one Arbitrator from the JAMS panel of retired judges and the adverse Member shall select one Arbitrator from the JAMS panel of retired judges, and the two Arbitrators shall select as promptly as possible but not later than twenty (20) days after the Members have selected their Arbitrators, a third individual from the JAMS panel of retired judges, and (iii) if the two

Arbitrators are unable to agree upon a third Arbitrator, the JAMS case manager shall select the third Arbitrator. Notwithstanding the foregoing, if the only relief sought in the matter is for a monetary award of One Million Dollars ($1,000,000) or less, then one Arbitrator selected from the JAMS panel of retired judges by the JAMS case manager shall resolve the Dispute. The Arbitrator shall proceed to hear and decide the matters at issue in such manner as the Arbitrator determines. The Arbitrator shall be neutral and independent and no Arbitrator shall have or shall previously have had any relationship with any of the Members or their Affiliates or the Company. The Arbitrator must be knowledgeable and experienced in the subject matter of the Dispute. The Members agree that it is in the best interests of the Company to have any matter submitted to arbitration under the provisions of this Section 12.5 decided as expeditiously as possible, which in no event may be more than one hundred twenty (120) days after the date of the Mediation Period, unless the matter in dispute requires a shorter period or the Members agree otherwise.
     12.6. Choice and Adoption of Law. The Members agree that the interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and applicable federal law, including the federal Arbitration Act, 9 U.S.C. ‘1, et seq. The Members further agree that all tribal laws are expressly excluded as applicable Law.
     12.7. Place of Hearing. All arbitration hearings shall be held at a place designated by the Arbitrator in San Francisco, California or at such other place that has received approval of the Members. To the extent possible, the hearings shall be held on consecutive days, excluding weekends and holidays, until completion.
     12.8. Confidentiality. The Members and the Arbitrator shall maintain strict confidentiality with respect to the arbitration proceedings and enter into customary confidentiality agreements regarding the same.
     12.9. Service of Process. Service of process may be made by any means authorized by applicable Law and the JAMS rules.
     12.10. Form of Arbitrator’s Award. The Arbitrator shall issue its decision in writing, with written findings of fact, conclusions of Law, and a calculation of how damages, if any, were determined. Any award not so supported shall be null and void, and the matter shall be referred to a new Arbitrator, to be selected as set forth herein. If a three-member arbitration panel is involved, the decision shall be by a majority vote. Except as may be limited elsewhere herein, the Arbitrator shall have the power to award any remedy or relief that a court of competent jurisdiction could order or grant, including damages, equitable remedies, specific performance of any obligation created under this Agreement, the issuance of any injunction, and the imposition of sanctions for abuse or frustration of the arbitration process. The award rendered by the Arbitrator shall be final, and judgment may be entered upon it in accordance with the Act in any court having jurisdiction. As an additional limitation, a monetary award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential or other) are included, the award shall be vacated and remanded, modified or corrected as appropriate to promote this damage limitation.

     12.11. Performance During Disputes. It is mutually agreed that during any Dispute, including a Dispute as to the validity of this Agreement, the Members shall continue to possess the rights, duties, and obligations set forth in this Agreement.
     12.12. Review of Arbitrator’s Award. Any party may seek to have the Arbitrator’s award modified, corrected, confirmed or vacated in accordance with NRS Chapter 38.
     12.13. Discovery. For any arbitration initiated hereunder, the Members may conduct discovery in advance of the arbitration hearing in accordance with the Nevada Rules of Civil Procedure. Upon the request of a Member or the Members, the Arbitrator shall establish a discovery cutoff date and any other necessary pre-hearing deadlines.
     12.14. Costs of Arbitration and Attorneys’ Fees. The prevailing party or parties in any arbitration or judicial proceeding (including a proceeding to compel arbitration or defending against an attempt to stay an arbitration award or defending or enforcing an award) shall be awarded reasonable legal fees and costs, including any expert witness expenses, and all fees and expenses of the Arbitrator and JAMS. The prevailing party or parties shall submit a detailed statement of its fees and costs to the Arbitrator within twenty (20) calendar days after receipt of the arbitration award. The parties agree that the Arbitrator shall retain jurisdiction after issuance of the arbitration award solely to make a determination on the issue of awarding fees and costs to the prevailing party.
     12.15. Joinder of Third Parties. No Member shall have the right to object to the joinder of third parties in such proceedings in order to resolve any other disputes, the facts of which are related to the Dispute submitted for arbitration hereunder.
ARTICLE 13 MISCELLANEOUS
     13.1. Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Nevada, without reference to conflict of laws rules.
     13.2. Method of Providing Notices. All communications, notices, demands, requests or advice (“Notices”) required or permitted hereunder shall be in writing and shall be served on the parties at the address set forth below, which address may be modified by the applicable Member by means of a Notice to the other Members. When any written Notice is requested or may be given hereunder, it shall be deemed sufficient if the party giving such Notice delivers the same to the other party by overnight delivery service, by facsimile with a copy by overnight delivery service for the next day, or by hand delivery. All Notices delivered by mail or by hand shall be deemed to have been given when received or first refused by any party hereto at the addresses listed on the signature page hereto.
(a)	if to MGM JV, to:

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: James J. Murren, President and COO
          Gary N. Jacobs, Executive Vice President, General Counsel
          and Secretary
Fax: (702) 693-7628

(b)	If to KERZNER JV, to:

Kerzner International North America, Inc. 730 Fifth Avenue — Fifth Floor New York, New York 10019 Attention: Richard Levine Facsimile: (212) 659-5196

and

Istithmar PJSC Emirates Towers, Level 4 Sheikh Zayed Road — PO Box 17000 Dubai, United Arab Emirates Attention: General Counsel Facsimile: +971 4 3903818
with a copy to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Sean Rodgers Facsimile: (212) 455-2502

and

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Steven Wilner Facsimile: (212) 225-3999
     13.3. Severability. If any provision of this Agreement is conclusively determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement is not affected thereby.
     13.4. Binding Effect. Except as otherwise provided herein, this Agreement inures to the benefit of and is binding upon the Members and their respective successors and assigns.

     13.5. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.
     13.6. Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the appropriate Person(s) may require.
     13.7. No Third Party Rights. Except with respect to the rights of the members of the Members set forth in Section 7.5(d) and Section 7.6 and except as set forth in Section 13.18, this Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever. Without limiting the generality of the foregoing, as to any third party, a deficit capital account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.
     13.8. Further Assurances. The parties agree to execute all further instruments and perform all acts that are or may become necessary to effectuate and to carry on the business contemplated by this Agreement.
     13.9. Estoppel Certificates. Each Member agrees, at the request of another Member, to execute and deliver an estoppel certificate stating that this Agreement is in full force and effect and that to the best knowledge and belief of the certifying Member there are no defaults by any Member under this Agreement (or specifying in reasonable detail such defaults, if any are claimed).
     13.10. Schedules Included in Exhibits; Incorporation by Reference. Any reference to an Exhibit to this Agreement contained herein is deemed to include any Schedules to such Exhibit. Each of the Exhibits referred to in this Agreement, and each Schedule to such Exhibits, is hereby incorporated by reference in this Agreement as if such Schedules and Exhibits were set out in full in the text of this Agreement.
     13.11. Amendments. Amendments to this Agreement may be made in accordance with the provisions of Section 6.8 and Section 7.5(b).
     13.12. Counterparts. This Agreement may be executed in one or more counterparts each of which shall for all purposes be deemed an original and all of such counterparts, taken together, shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf delivered via email will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.
     13.13. Creditors. No provision of this Agreement is for the benefit of or enforceable by any creditors of the Company, and no creditor will be entitled to require either Member to solicit or demand Capital Contributions from the other Member. The Company may not assign a Member’s obligation to make Capital Contributions to any third party without the prior written consent of such Member.
     13.14. Entire Agreement. This Agreement, the Exhibits hereto and the Related Agreements contain all of the agreements between the parties hereto and supersede any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, oral statements, oral promises or oral inducements exist. No representations, warranties, covenants or conditions, expressed or implied, whether by statute or otherwise, other than as set forth herein, have been made by the parties hereto.
     13.15. Independent Legal Counsel. Each party has had the opportunity to consult with independent legal counsel in connection with the negotiation of this Operating Agreement and the formation of the Company.
     13.16. Proceeding Expenses. In any controversy, claim or dispute arising out of, or relating to, this Agreement or the method or manner of the performance hereof, the prevailing party, as determined by the arbitrator or court, as applicable, is entitled, in addition to any other relief, to recover proceeding expenses. If no party wholly prevails, the party that substantially prevails, as determined by the arbitrator or court, is entitled to recovery of proceeding expenses. In determining the award of proceeding expenses, attorneys’ fees, proceeding costs, cost of investigation and other reasonable expenses must be included. For the purposes of this provision, the term “proceeding” includes arbitration, administrative, bankruptcy and judicial proceedings, including appeals therefrom.
     13.17. Specific Performance. Each Member agrees that the Company and the other Member(s) would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages may not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the non-breaching Member(s) may be entitled, at law or in equity the Company and the nonbreaching Member(s) are entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.
     13.18. Non-Involvement of Certain Parties.
          (a) KERZNER JV hereby acknowledges and agrees in perpetuity that, in the event that there is any breach or alleged default by MGM JV or any Affiliate thereof of this Agreement, or the Company has or may have any claim arising from or relating to the services to any actions to be taken by MGM JV or any Affiliate thereof under this Agreement, KERZNER JV shall not, and shall cause its Affiliates not to, commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation with respect to such breach or alleged default. KERZNER JV hereby further acknowledges and agrees in perpetuity that neither Kirk Kerkorian nor Tracinda Corporation shall have any liability whatsoever to any Person with respect to this Agreement or with respect to any services provided or other actions taken hereunder or pursuant hereto by any Member, any Affiliate thereof or the Company. KERZNER JV hereby further acknowledges and agrees in perpetuity that it shall not permit, by act or omission, any Person claiming through it, to assert a claim or impose any liability against either Kirk Kerkorian or Tracinda Corporation, either collectively or individually, as to any matter or thing arising out of, or relating to, or any alleged breach or default by MGM JV, any Affiliate thereof, or the Company under or pursuant to this Agreement. In addition, KERZNER JV acknowledges and agrees in perpetuity that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to, or bound by any term or provision of, this Agreement or liable for any alleged breach or default thereof.
          (b) MGM JV hereby acknowledges and agrees in perpetuity that, in the event that there is any breach or alleged default by KERZNER JV or any Affiliate thereof of this Agreement, or the Company has or may have any claim arising from or relating to the services to any actions to be taken by KERZNER JV or any Affiliate thereof under this Agreement, MGM JV shall not, and shall cause its Affiliates not to, commence any lawsuit or otherwise seek to impose any liability whatsoever against any Kerzner Related Person or any shareholder of Istithmar in its capacity as such with respect to such breach or alleged default. MGM JV hereby further acknowledges and agrees in perpetuity that no Kerzner Related Person or any shareholder of Istithmar in its capacity as such shall have any liability whatsoever to any Person with respect to this Agreement or with respect to any services provided or other actions taken hereunder or pursuant hereto by any Member, any Affiliate thereof or the Company. MGM JV hereby further acknowledges and agrees in perpetuity that it shall not permit, by act or omission, any Person claiming through it, to assert a claim or impose any liability against any Kerzner Related Person or any shareholder of Istithmar in its capacity as such, either collectively or individually, as to any matter or thing arising out of, or relating to, or any alleged breach or default by KERZNER JV, any Affiliate thereof, or the Company under or pursuant to this Agreement. In addition, each of MGM JV acknowledges and agrees in perpetuity that no Kerzner Related Person or any shareholder of Istithmar in its capacity as such, individually or collectively, is a party to, or bound by any term or provision of, this Agreement or liable for any alleged breach or default thereof.
     13.19. Expansion of Relationship. The Members understand and acknowledge that MGM MIRAGE and Kerzner International intend to explore opportunities to jointly develop additional hotel casino projects in and outside of the Las Vegas market, subject to the completion of due diligence as to the feasibility of such projects, taking into account such matters as construction costs, land values, competitive factors, potential alternative uses and other relevant matters and subject further to the approval of any such project by the respective boards of directors of MGM MIRAGE and Kerzner International. This Section 13.19 is subject to Section 6.11 and shall be construed as a statement of general intent, provided that neither MGM MIRAGE nor Kerzner International, nor their respective Affiliates, shall have any obligation to the other except with respect to the Resort which is the subject of this Agreement and for such transactions as they may mutually determine, in their respective sole discretion, to enter into with the other.
     13.20. Waiver of Partition Right. Each Member hereby waives any right to partition or the right to take any other action that might otherwise be available to such Member for the purpose of severing such Member’s relationship with the Company or such Member’s interest in the assets and properties held by the Company from the interest of the other Members until the dissolution of the Company.
     13.21. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of or a Schedule to or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” To the extent any restriction on the activities of the Company under the terms of this Agreement requires prior approval under any Gaming Laws, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Laws, such provision shall be void and of no force or effect.

IKM JV, LLC
MEMBER SIGNATURE PAGE
     The undersigned, by executing this Member Signature Page, hereby adopts all of the terms, provisions and conditions of the Operating Agreement (the “Agreement”) of IKM JV, LLC and agrees to become a Member under the terms of the Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

IKM MGM, LLC
By:	/s/ J. Terrence Lanni
	Name:	J. Terrence Lanni
	Title:	Chairman

KERZNER ISTITHMAR LAS VEGAS LLC
By:	/s/ Sol Kerzner
	Name:	Sol Kerzner
	Title:	Chairman and Chief Executive Officer

IKM JV, LLC
MANAGER SIGNATURE PAGE
     The undersigned, by executing this Manager Signature Page, hereby adopts all of the terms, provisions and conditions of the Operating Agreement (the “Agreement”) of IKM JV, LLC and agrees to become a Manager under the terms of the Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

KERZNER CONCEPTS LIMITED
By:	/s/ Sol Kerzner
	Name:	Sol Kerzner
	Title:	Chairman and Chief Executive Officer

IKM MGM MANAGEMENT, LLC
By:	/s/ J. Terrence Lanni
	Name:	J. Terrence Lanni
	Title:	Chairman